                           OFFER TO PURCHASE FOR CASH

                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF

                          UNIMED PHARMACEUTICALS, INC.
                                       AT
                              $12.00 NET PER SHARE
                                       BY

                          UTAH ACQUISITION CORPORATION
                      A DIRECT WHOLLY OWNED SUBSIDIARY OF

                          SOLVAY PHARMACEUTICALS, INC.
                   AND AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                  SOLVAY S.A.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, JULY 15, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.25 PER SHARE (INCLUDING THE ASSOCIATED RIGHTS) (COLLECTIVELY, THE "SHARES"), OF UNIMED PHARMACEUTICALS, INC. (THE "COMPANY") WHICH, TOGETHER WITH ANY SHARES OWNED BY SOLVAY PHARMACEUTICALS, INC., UTAH ACQUISITION CORPORATION AND ANY OTHER DIRECT OR INDIRECT SUBSIDIARY OF SOLVAY PHARMACEUTICALS, INC., CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN CONNECTION WITH A MERGER, (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED, AND (3) ALL SHARES OF WHICH ANY MEMBER OF THE COMPANY'S BOARD OF DIRECTORS, OR ANY TRUST WITH WHICH ANY SUCH MEMBER OR SUCH MEMBER'S SPOUSE IS AFFILIATED, IS A RECORD HOLDER OR BENEFICIAL OWNER AS OF JUNE 4, 1999 BEING VALIDLY TENDERED INTO THE OFFER PRIOR TO JULY 13, 1999 AND NO SUCH SHARES BEING WITHDRAWN FROM THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 13.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT ALL HOLDERS OF SHARES ACCEPT THE OFFER AND IMMEDIATELY TENDER THEIR SHARES PURSUANT TO THE OFFER. DR. JOHN N. KAPOOR, CHAIRMAN OF THE BOARD OF DIRECTORS OF THE COMPANY AND THE SINGLE LARGEST HOLDER OF SHARES, HAS EXECUTED A LETTER CONFIRMING THAT HE WILL, SUBJECT TO HIS FIDUCIARY DUTIES AS A TRUSTEE OF CERTAIN TRUSTS HOLDING SHARES, TENDER ALL SHARES THAT HE OWNS EITHER DIRECTLY OR BENEFICIALLY TO UTAH ACQUISITION CORPORATION. THE BOARD OF DIRECTORS OF THE COMPANY HAS RESOLVED THAT ALL DIRECTORS INTEND TO TENDER THE SHARES THAT THEY OWN DIRECTLY OR BENEFICIALLY TO UTAH ACQUISITION CORPORATION.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares of Common Stock, par value $.25 per share, of the Company (the "Common Stock"), including the associated rights (the "Rights" and, together with the Common Stock, the "Shares") should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary (as defined herein), (2) follow the procedure for book-entry tender of Shares set forth in Section 3, or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights.

     The Rights are presently evidenced by the certificates for the Common Stock and a tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.
                            ------------------------

              The date of this Offer to Purchase is June 17, 1999.

                               TABLE OF CONTENTS

SECTION                                                            PAGE
-------                                                            ----
     Introduction................................................    1
 1.  Terms of the Offer..........................................    2
 2.  Acceptance for Payment and Payment for Shares...............    4
 3.  Procedure for Tendering Shares..............................    5
 4.  Rights of Withdrawal........................................    8
 5.  Certain Federal Income Tax Consequences of the Offer........    9
 6.  Price Range of Shares; Dividends............................    9
 7.  Effect of the Offer on Market for the Shares, Stock Exchange
       Listing, and Exchange Act Registration....................   10
 8.  Certain Information Concerning the Company..................   11
 9.  Certain Information Concerning Merger Sub, Purchaser and
       Parent....................................................   14
10.  Background of the Offer; Contacts with the Company..........   16
11.  Purpose of the Offer; Plans for the Company; the Merger.....   21
12.  Source and Amount of Funds..................................   29
13.  Certain Conditions of the Offer.............................   30
14.  Dividends and Distributions.................................   32
15.  Certain Legal Matters.......................................   33
16.  Fees and Expenses...........................................   34
17.  Miscellaneous...............................................   35
Schedule A  Information Concerning the Directors and Executive
            Officers of Parent, Solvay America, Purchaser and      A-1
            Merger Sub...........................................

TO THE HOLDERS OF SHARES OF
UNIMED PHARMACEUTICALS, INC.:

                                  INTRODUCTION

     Utah Acquisition Corporation, a Delaware corporation ("Merger Sub") which is a direct wholly owned subsidiary of Solvay Pharmaceuticals, Inc., a Georgia corporation ("Purchaser") and an indirect wholly owned subsidiary of Solvay S.A., a Belgian societe anonyme ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.25 per share (the "Common Stock"), of Unimed Pharmaceuticals, Inc., a Delaware corporation (the "Company"), including the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 16, 1997, as amended as of June 11, 1999 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent (the Common Stock and the Rights together are referred to herein as the "Shares"), at $12.00 per Share, net to the seller in cash (but subject to any applicable tax withholdings) (the "Merger Consideration"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which collectively, together with any amendments or supplements hereto or thereto, constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Merger Sub pursuant to the Offer. Merger Sub will pay all charges and expenses of Harris Trust Company of New York (the "Depositary") and MacKenzie Partners, Inc., (the "Information Agent"). UNLESS THE CONTEXT REQUIRES OTHERWISE, ALL REFERENCES TO SHARES HEREIN SHALL INCLUDE THE ASSOCIATED RIGHTS, AND ALL REFERENCES TO THE RIGHTS SHALL INCLUDE ALL BENEFITS THAT MAY INURE TO THE HOLDERS OF THE RIGHTS PURSUANT TO THE RIGHTS AGREEMENT.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED BY PURCHASER, MERGER SUB AND ANY OTHER DIRECT OR INDIRECT SUBSIDIARY OF PURCHASER, CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN CONNECTION WITH A MERGER, (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED, AND (3) ALL SHARES OF WHICH ANY MEMBER OF THE COMPANY'S BOARD OF DIRECTORS, OR ANY TRUST WITH WHICH ANY SUCH MEMBER OR SUCH MEMBER'S SPOUSE IS AFFILIATED, IS A RECORD HOLDER OR BENEFICIAL OWNER AS OF JUNE 4, 1999 BEING VALIDLY TENDERED INTO THE OFFER PRIOR TO JULY 13, 1999 AND NO SUCH SHARES BEING WITHDRAWN FROM THE OFFERING. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 13.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT ALL HOLDERS OF SHARES ACCEPT THE OFFER AND IMMEDIATELY TENDER THEIR SHARES PURSUANT TO THE OFFER. DR. JOHN N. KAPOOR, CHAIRMAN OF THE BOARD OF DIRECTORS OF THE COMPANY AND THE SINGLE LARGEST HOLDER OF SHARES, HAS EXECUTED A LETTER CONFIRMING THAT HE WILL, SUBJECT TO HIS FIDUCIARY DUTIES AS A TRUSTEE OF CERTAIN TRUSTS HOLDING SHARES, TENDER ALL SHARES THAT HE OWNS EITHER DIRECTLY OR BENEFICIALLY TO MERGER SUB. THE BOARD OF DIRECTORS OF THE COMPANY HAS RESOLVED THAT ALL DIRECTORS INTEND TO TENDER THE SHARES THAT THEY OWN DIRECTLY OR BENEFICIALLY TO MERGER SUB.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 11, 1999 (the "Merger Agreement"), among the Company, Purchaser and Merger Sub, pursuant to which, after the completion of the Offer, Merger Sub will be merged with and into the Company (the "Merger") and each issued and outstanding Share (other than Shares owned by Purchaser, Merger Sub or any other direct or indirect subsidiary of Purchaser (collectively, the "Purchaser Companies") and Shares that are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, the Merger Consideration or such greater amount per Share as may be paid pursuant to the Offer. As a result of the Merger, the Company (sometimes referred to herein as the "Surviving Corporation") will become a direct wholly owned subsidiary of Purchaser and an indirect wholly owned subsidiary of Parent.

     According to the Company, as of June 11, 1999, there were 9,191,538 Shares outstanding and there were 1,100,144 Shares reserved for issuance pursuant to the Company's 1991 Stock Option Plan, as amended, 358,500 Shares reserved for issuance pursuant to the Company's 1998 Long-Term Incentive Plan, 200,000 Shares reserved for issuance pursuant to a letter agreement, dated August 7, 1992, between the Company and Dr. John N. Kapoor, 72,550 Shares reserved for issuance pursuant to the Stock and Warrant Agreement, dated as of August 11, 1995, between the Company and Laboratoires Besins Iscovesco S.A. and the related Warrant and 140,000 Shares reserved for issuance pursuant to the Share Purchase Warrant granted by the Company to Sunrise Securities Corp., dated as of February 29, 1996.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

     On the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 (the "Offer Conditions") and together with, if the Offer is extended or amended, the terms and conditions of such extension or amendment) Merger Sub will accept for payment, and pay for, any and all Shares validly tendered on or prior to the Expiration Date (as herein defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on July 15, 1999, unless and until Merger Sub shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Merger Sub, shall expire.

        Rights are presently evidenced by the certificates for the Common Stock and the tender by a stockholder of his shares of Common Stock will also constitute a tender of the associated Rights. Pursuant to the Offer, no separate payment will be made by Merger Sub for the Rights. Pursuant to the Merger Agreement, the Board of Directors of the Company, at its meeting on June 8, 1999, authorized an amendment to the Rights Agreement (the "Rights Amendment") to provide that neither Purchaser, Merger Sub, nor any Affiliate (as defined in the Rights Agreement) of Purchaser or Merger Sub shall be or become an Acquiring Person (and no Stock Acquisition Date, Distribution Date or Triggering Event shall occur) as a result of, the provisions of Section 11 of the Rights Agreement will not apply to or be triggered by, and the provisions of Section 13 of the Rights Agreement will not apply to or be triggered by, (x) the announcement, commencement or consummation of the Offer or (y) the execution, delivery or performance of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger). The Rights Amendment was executed and delivered on June 11, 1999.

     Subject to the terms of the Merger Agreement and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), Merger Sub expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to Harris Trust Company of New York (the "Depositary"). Any such extension will also be publicly announced by press release issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Notwithstanding any other provision of the Offer, Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of, any tendered Shares, or may, in its sole discretion, subject to the Merger Agreement, terminate or amend the Offer as to any Shares not then paid for if, among other
things, (i) prior to    the Expiration Date, (x) a number of Shares which,
together with any Shares owned by Purchaser, Merger Sub and the Purchaser Companies, constitutes more than 50% of the voting power (determined on a fully-diluted basis) of all the securities of the Company entitled to vote generally in the election of directors or in connection with a merger shall not have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") or (y) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or any material approval, permit, authorization or consent of any Governmental Entity shall not have been obtained on terms satisfactory to the Purchaser in its reasonable discretion, or (ii) on or after June 11, 1999, and at or before the time of acceptance for payment for any of such Shares, any of the events specified in Section 13 shall occur (including the failure of all Shares of which any member of the Company's Board of Directors, or any trust with which any such member or such member's spouse is affiliated, is a record holder or beneficial owner as of June 4, 1999 to be validly tendered into the Offer prior to July 13, 1999 or the withdrawal from the Offer of any such Shares) which, in the sole judgment of Purchaser and Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or Merger Sub) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares. Subject to the applicable regulations of the SEC, Merger Sub also expressly reserves the right, in its sole discretion (subject to the Merger Agreement), at any time or from time to time, (i) to delay acceptance for payment of, or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the conditions specified in Section 13, and (ii) to waive any condition (other than the Minimum Condition) and to set forth or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof, provided that Merger Sub shall not, without the prior written consent of the Company, decrease the price per Share offered in the Offer, change the form of consideration offered or payable in the Offer, decrease the number of Shares sought in the Offer, change the conditions to the Offer in any manner adverse to the holders of Shares, impose conditions to the Offer in addition to the Offer Conditions, amend any term of the Offer in any manner adverse to the holders of Shares or waive the Minimum Condition. If Merger Sub accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and, subject to the immediately preceding sentence and the terms and conditions of the Offer, including but not limited to the Offer Conditions, will promptly pay for all Shares so accepted for payment. Merger Sub confirms that its reservation of rights to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer limited by Rule 14e-1(c).

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Merger Sub may choose to make any public announcement, Merger Sub shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

     Merger Sub confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Merger Sub will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

     If, prior to the Expiration Date, Merger Sub, if previously consented to by the Company in writing, shall decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Offer is being mailed to holders of Shares from a list provided to Merger Sub by the Company.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     On the terms and subject to the terms and conditions set forth in the Offer (including the Offer Conditions and together with, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Merger Sub will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the later of (i) the expiration or termination of the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer, and any material consent, approval, permit or authorization of any Governmental Entity (as defined in the Merger Agreement) having been obtained on terms satisfactory to the Purchaser in its reasonable discretion and (ii) the Expiration Date, if at the time of the later of the occurrence of (i) and (ii) above, the Minimum Condition has been satisfied or waived; provided that Merger Sub expressly reserves the right to extend the Offer from time to time notwithstanding prior satisfaction of the Offer Conditions and, subject to applicable rules of the SEC, expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 13. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Depository Institution")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

     For purposes of the Offer, Merger Sub will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purpose of receiving payments from Merger Sub and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Depository Institution pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Depository Institution), as soon as practicable following expiration or termination of the Offer.

     Merger Sub reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Purchaser the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Merger Sub of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     Valid Tender. To tender Shares pursuant to the Offer, either (a) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by the Depository Institution to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Depository Institution has received an express acknowledgment from the participant in the Depository Institution tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce such agreement against the participant.

     Pursuant to the Rights Agreement, until the Distribution Date, the Rights will be evidenced by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company), and, until the earlier of the Distribution Date and the expiration date for the Rights as described below, the transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. Pursuant to the Rights Amendment, neither Purchaser, Merger Sub, nor any Affiliate (as defined in the Rights Agreement) of Purchaser or Merger Sub shall be or become an Acquiring Person (and no Stock Acquisition Date, Distribution Date or Triggering Event shall occur) as a result of, no Distribution Date shall occur as a result of, the provisions of Section 11 of the Rights Agreement will not apply to or be triggered by, and the provisions of Section 13 of the Rights Agreement will not apply to or be triggered by, (x) the announcement, commencement or consummation of the Offer or (y) the execution, delivery or performance of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger). See "Purpose of the Offer; Plans for the Company; the Merger -- Rights Agreement.

     If separate certificates representing the Rights are issued to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation (as defined herein) must be received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. A tender of shares of Common Stock constitutes an agreement by the tendering stockholder to deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, Merger Sub may elect to reject as invalid a tender of shares of Common Stock with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Common Stock have not been received by the Depositary. Nevertheless, Merger Sub will be entitled to accept for payment shares of Common Stock tendered by a stockholder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the SEC, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering stockholder to deliver Rights and such guaranteed delivery procedures. Any determination by Merger Sub to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of Merger Sub.

     Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Depository Institution for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Depository Institution's systems may make a book-entry transfer of Shares by causing the Depository Institution to transfer such Shares into the Depositary's account in accordance with the Depository Institution's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary by the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering stockholder must comply with the guaranteed delivery procedures described below. If the Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at the Depository Institution, but no assurance can be given that book-entry transfer of Rights will be available. If book-entry transfer of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry transfer of Rights is not available and the Distribution Date occurs, a tendering stockholder will be required to tender Rights by means of physical delivery to the Depositary of certificates for Rights (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable). The confirmation of a book-entry transfer of Shares or Rights into the Depositary's account at the Depository Institution as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE DEPOSITORY INSTITUTION'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE DEPOSITORY INSTITUTION, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in any of the Depository Institution's systems whose name appears on a security position listing as the owner of the Shares or Rights) of Shares (or Rights, if applicable) and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (b) if such Shares and Rights are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares or Rights are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. A stockholder who desires to tender Shares (or Rights, if applicable) pursuant to the Offer and whose certificates for Shares (or Rights, if applicable) are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent), or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares (and/or Rights, if applicable) by following all of the procedures set forth below:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Merger Sub, is received by the Depositary (as provided below) prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares and/or Rights, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares and/or Rights), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary (a) in the case of Shares, within three trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, within a period ending on the later of (1) three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) three trading days after the date certificates for Rights are distributed to stockholders by the Rights Agent. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights, unless Merger Sub elects to make payment for such Shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares (or Rights, if applicable) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE SHARES BE PAID BY MERGER SUB, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Tender Constitutes an Agreement. The valid tender of Shares and, if applicable, Rights pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Merger Sub on the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Merger Sub as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares, including the associated Rights. Such appointment is effective when, and only to the extent that, Merger Sub deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Merger Sub's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. Merger Sub reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Merger Sub's payment for such Shares, Merger Sub must be able to exercise full voting rights with respect to such Shares.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares or Rights will be determined by Merger Sub in its sole discretion, which determination will be final and binding. Merger Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Merger Sub's counsel, be unlawful. Merger Sub also reserves the absolute right to waive any defect or irregularity in the tender of any Shares or Rights of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares or Rights will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Merger Sub, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Merger Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Merger Sub and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4.  RIGHTS OF WITHDRAWAL.

     Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Merger Sub pursuant to the Offer, may also be withdrawn at any time after August 15, 1999.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Depository Institution to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Sub, in its sole discretion, which determination shall be final and binding. None of the Purchaser, Merger Sub, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     If Merger Sub extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Merger Sub's rights under this Offer, the Depositary may, nevertheless, on behalf of Merger Sub, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

     Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder and generally will be long-term capital gain or loss for stock held for more than one year.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are traded on the Nasdaq Stock Market's National Market System (the "Nasdaq National Market") under the symbol UMED. The following table sets forth, based upon public sources, for the calendar quarters indicated, the high and low bid quotations for the Shares on the Nasdaq National Market (no cash dividends were paid during such quarters):

                                                                   BID QUOTES
                                                                     SHARES
                                                              --------------------
                                                                HIGH        LOW
                                                              --------    --------
CALENDAR YEAR
1997:
  First Quarter.............................................  $8.12500    $4.87500
  Second Quarter............................................   5.75000     4.50000
  Third Quarter.............................................   6.75000     4.25000
  Fourth Quarter............................................   8.75000     5.37500
1998:
  First Quarter.............................................   8.34375     6.37500
  Second Quarter............................................   8.25000     4.62500
  Third Quarter.............................................   6.12500     1.75000
  Fourth Quarter............................................   4.50000     2.37500

                                                                   BID QUOTES
                                                                     SHARES
                                                              --------------------
                                                                HIGH        LOW
                                                              --------    --------
1999:
  First Quarter.............................................   6.25000     3.75000
  Second Quarter (through June 16, 1999)....................  11.68750     4.56250

     The Rights trade together with the Common Stock. On June 10, 1999, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the quoted closing bid price on the Nasdaq National Market was $10.125 per Share. On June 16, 1999, the last full trading day prior to commencement of the Offer, the quoted closing bid price on the Nasdaq National Market was $11.500 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7. EFFECT OF THE OFFER ON MARKET FOR THE SHARES, STOCK EXCHANGE LISTING, AND EXCHANGE ACT REGISTRATION.

     Market for Shares. The purchase of Shares by Merger Sub pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation. The Shares are quoted on the Nasdaq National Market. According to published guidelines of the Nasdaq National Market, the Shares would no longer be quoted on the Nasdaq National Market if, among other things, the number of publicly held Shares (excluding Shares held directly or indirectly by officers, directors and any person who is a beneficial owner of more than 10% of the Shares) were less than 500,000, the aggregate market value of publicly held Shares were less than $1,000,000 or there were fewer than 300 holders of the Shares in round lots. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or one of the "local lists" unless, as set forth in published guidelines of the Nasdaq National Market, the number of publicly held Shares was less than 100,000, or there were fewer than 300 holders in total. According to information furnished to Purchaser by the Company, as of the close of business on June 16, 1999, there were 965 holders of record of shares of Common Stock not including beneficial holders of Common Stock held in street name, and there were 9,191,538 Shares outstanding. If the Common Stock were to cease to be quoted on the Nasdaq National Market, the associated Rights would be delisted as well.

     If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could therefore be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the shares of Common Stock and associated Rights and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the shares of Common Stock and associated Rights remaining at such time, the interest in maintaining a market in the shares of Common Stock and associated Rights on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     Margin Regulations. The shares of Common Stock are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares of Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, the shares of Common Stock might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the shares of Common Stock would be ineligible as collateral for margin loans made by brokers.

     Exchange Act Registration. The shares of Common Stock and associated Rights are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding shares of Common Stock and associated Rights are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Common Stock and associated Rights. Termination of registration of the shares of Common Stock and associated Rights under the

Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of Common Stock and Rights. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares of Common Stock under the Exchange Act were terminated, the shares of Common Stock would no longer be eligible for quotation on the Nasdaq National Market or for continued inclusion on the Federal Reserve Board's list of "margin securities." Merger Sub intends to seek to cause the Company to apply for termination of registration of the shares of Common Stock and associated Rights as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices located at 2150 East Lake Cook Road, Buffalo Grove, Illinois 60089; telephone number (847) 541-2525. The Company has described its business in publicly available information in the manner set forth in the next paragraph below.

     The Company develops and markets prescription pharmaceutical products. The Company's strategy is to establish a leading position within specialty pharmaceutical markets. The Company expects to build a diversified portfolio of products in several therapeutic areas including HIV and other infectious diseases, endocrinology, hematology, oncology and urology. Currently, the Company promotes three approved drugs for these markets: Marinol(R) (dronabinol), an appetite stimulant and antiemetic drug, Maxaquin(R) (lomefloxacin), a fluoroquinolone anti-infective used in the urology and infectious disease markets, and Anadrol(R) (oxymetholone), an orally active anabolic androgenic steroid used to treat various anemias. The Company is concentrating on markets in which relatively few specialized physicians treat patients suffering primarily from chronic diseases. During 1998, the Company expanded its sales and marketing organization and expects to further expand this function as new products are acquired and/or developed. The Company's products and clinical supplies are manufactured through contractors, although certain specialized equipment is owned and maintained by the Company.

     Set forth below is certain summary consolidated financial information for each of the Company's last three fiscal years, as contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Company's Form 10-K"), and for the three months ended March 31, 1999 and 1998, as contained in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999 (together, the "Reports"). More comprehensive financial information is included in the Reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to the Reports and other documents and all of the financial information and notes contained therein. Copies of the Reports and other documents may be examined at or obtained from the SEC or from NASDAQ in the manner set forth below.

                                  THE COMPANY

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                     THREE MONTHS ENDED
                                          MARCH 31                       FISCAL YEAR ENDED
                                  -------------------------   ---------------------------------------
                                     1999          1998          1998          1997          1996
                                  -----------   -----------   -----------   -----------   -----------
                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net Sales.......................  $ 5,720,588   $ 4,013,622   $15,869,082   $ 8,918,424   $ 7,648,599
Cost of sales...................    1,263,718       905,921     4,055,759     2,997,030     3,086,713
                                  -----------   -----------   -----------   -----------   -----------
  Gross profit..................    4,456,870     3,107,701    11,813,323     5,921,394     4,561,886
Total expenses..................    5,114,749     4,982,543    22,181,399    15,366,321     4,589,772
                                  -----------   -----------   -----------   -----------   -----------
  Loss from operations..........     (657,879)   (1,874,842)  (10,368,076)   (9,444,927)      (27,886)
Loss before income taxes........     (386,411)   (1,706,921)   (8,939,393)   (8,209,488)    1,522,143
Income tax provision............            0             0             0             0             0
                                  -----------   -----------   -----------   -----------   -----------
  Net loss......................  $  (386,411)  $(1,706,921)  $(8,939,393)  $(8,209,488)  $ 1,522,143
                                  ===========   ===========   ===========   ===========   ===========
Net loss per share:
  Basic.........................  $     (0.04)  $     (0.19)  $      (.99)  $     (0.93)  $      0.18
                                  ===========   ===========   ===========   ===========   ===========
  Diluted.......................  $     (0.04)  $     (0.19)  $      (.99)  $     (0.93)  $      0.17
                                  ===========   ===========   ===========   ===========   ===========
Weighted average number of
  common and common equivalent
  shares outstanding:
  Basic.........................    9,011,327     8,937,294     8,985,150     8,862,000     8,365,785
                                  ===========   ===========   ===========   ===========   ===========
  Diluted.......................    9,011,327     8,937,294     8,985,150     8,862,000     8,898,430
                                  ===========   ===========   ===========   ===========   ===========
BALANCE SHEET DATA:
Current assets..................  $16,017,054   $19,921,276   $15,130,765   $21,359,735   $27,078,014
  Total assets..................   18,710,255    22,618,274    17,914,715    24,089,724    30,746,875
                                  ===========   ===========   ===========   ===========   ===========
Current liabilities.............   12,287,426     9,552,345    11,362,218     8,150,218     8,177,113
Long-term obligation............      520,426             0       486,488     1,213,000             0
  Total liabilities.............  $12,807,852   $ 9,552,345   $11,848,706   $ 9,363,218   $ 8,177,113
                                  ===========   ===========   ===========   ===========   ===========
Stockholders' equity............    5,902,403    13,065,929     6,066,009    14,726,506    22,569,762
  Total liabilities and
     stockholders' equity.......  $18,710,255   $22,618,274   $17,914,715   $24,089,724   $30,746,875
                                  ===========   ===========   ===========   ===========   ===========

     During the course of discussions between Purchaser and the Company that led to the execution and delivery of the Merger Agreement (See Section 11), the Company provided Parent with certain information relating to the Company which Purchaser believes is not publicly available. This information was set forth in a five year strategic plan for the Company which included the following projected financial data for the Company.

                           (ALL DOLLARS IN MILLIONS)

                                                           FISCAL YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                       1999    2000    2001     2002     2003
                                                       -----   -----   -----   ------   ------
Net sales............................................  $28.0   $45.3   $75.0   $100.1   $135.0
Operating expenses...................................   24.3    36.7    46.6     51.9     67.6
Operating income (loss)..............................   (0.4)    2.4    13.7     28.8     41.2
Net income...........................................     --     2.8    14.1     29.6     42.7

The foregoing information has been excerpted from the materials presented to Purchaser and does not assume consummation of the Offer and the Merger.

     The foregoing estimates constitute forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with fluctuations in quarterly results, new product introductions, dependence upon suppliers, competition and other factors. These risks and uncertainties are discussed in greater detail in the Company's periodic filings with the SEC.

     The Company does not as a matter of course make public any estimates as to future performance or earnings, and the estimates set forth above are included in this Offer to Purchase only because the information was made available to Purchaser by the Company. The Company has informed Purchaser that the estimates were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding estimates or forecasts. The Company has also informed Purchaser that its internal financial forecasts (upon which the estimates provided to Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Projected information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. Many of the assumptions upon which the estimates were based, none of which were approved by Parent, Solvay America, Purchaser or Merger Sub, are dependent upon forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. The inclusion of the foregoing estimates should not be regarded as an indication that the Company, Parent, Solvay America, Purchaser or Merger Sub or any other person who received such information considers it an accurate prediction of future events, and neither Parent, Solvay America, Purchaser or Merger Sub has relied on them as such. None of Parent, Solvay America, Purchaser or Merger Sub assumes any responsibility for the accuracy or validity of any of the estimates.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, Solvay America, Purchaser and Merger Sub have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Parent, Solvay America, Purchaser and Merger Sub cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Solvay America, Purchaser or Merger Sub.

     The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov. Such material should also be available for inspection at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, DC 20006.

9.  CERTAIN INFORMATION CONCERNING AND MERGER SUB, PURCHASER AND PARENT.

     Merger Sub is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. Merger Sub is a direct wholly owned subsidiary of Purchaser. The principal executive offices of Merger Sub are located at 901 Sawyer Road, Marietta, Georgia 30062.

     Purchaser is a Georgia corporation, a direct wholly owned subsidiary of Solvay America, Inc., and an indirect wholly owned subsidiary of Parent. Purchaser's principal executive offices are located at 901 Sawyer Road, Marietta, Georgia 30062. Purchaser manufactures and sells pharmaceuticals.

     Solvay America, Inc. ("Solvay America") is a Delaware corporation and a direct wholly owned subsidiary of Parent. Solvay America's principal executive offices are located at 3333 Richmond Avenue, Houston, Texas 77098. Solvay America manufactures and sells chemicals and pharmaceuticals.

     Parent is a Belgian societe anonyme and is the parent company of the Solvay group. Parent's principal executive offices are located at rue due Prince Albert, 33, B-1050, Brussels, Belgium. Parent manufactures and sells chemicals and pharmaceuticals.

     None of Parent, Solvay America, Purchaser nor Merger Sub is subject to the informational filing requirements of the Exchange Act. Solvay America, Purchaser and Merger Sub do not file reports or other information with the SEC relating to their respective businesses, financial condition or other matters. Parent files certain reports (including its annual report) and information pursuant to Rule 12g3-2(b)(1) under the Exchange Act, which may be inspected and copies obtained at the offices of the SEC as set forth in Section 8 (except that they will not be available at the regional offices of the SEC). In addition, stockholders of the Company may also obtain copies of Parent's 1997 Annual Report and 1998 Annual Report by contacting the chief financial officer of Solvay America at Solvay America's principal executive offices set forth above. Copies of such documents may also be obtained electronically from Parent's website at http://www.solvay.com.

     Set forth below is certain summary consolidated financial information with respect to Parent. The summary below is qualified in its entirety by reference to Parent financial information contained in Parent's 1997 Annual Report and 1998 Annual Report, which financial information has been filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which may be inspected and copies obtained at the offices of the SEC as set forth in
Section 8 (except that they will not be available at the regional offices of the SEC), and such financial information and related notes are incorporated herein by reference.

                                  SOLVAY S.A.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (IN MILLIONS OF EURO'S, EXCEPT PER SHARE DATA)

Note: Financials have been converted from BEF to EURO's at a rate of 40.3399 BEF per EURO

                                                                  FISCAL YEAR ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              ------    ------    ------
INCOME STATEMENT INFORMATION:
Net sales...................................................   7,451     7,709     6,990
  Net earnings before extraordinary items and minority
     interests..............................................     377       327       286
  Solvay's share in net income..............................     375       330       330
BALANCE SHEET INFORMATION:
  Working Capital (including cash and cash equivalents).....   1,214     1,500     1,361
  Total assets (Fixed assets + Working Capital).............   5,754     6,056     5,384
  Total Indebtedness........................................     840     1,185     1,106
  Shareholders' equity......................................   3,047     2,969     2,693
PER COMMON SHARE INFORMATION (*):
  Net earnings before extraordinary items...................    4.38      3.79      3.32
  Net extraordinary items...................................    0.07      0.15      0.62
  Net income per common share...............................    4.45      3.94      3.94
  Net income per common share on a fully diluted basis
     (**)...................................................    4.45      3.94      3.94
Average number of shares of common stock outstanding during
  each period was (in thousands)............................  84,032    83,803    83,544

---------------
(*) adjusted to give effect to 10 for 1 stock split decided at the Annual General Meeting of 5 June 1997

(**) Because the only stock option program involves only a limited number of top managers in the Group, the number of additional shares issued has no material impact on the computation of net income per common share

Parent's consolidated financial statements are prepared in accordance with generally accepted accounting principles in Belgium ("Belgian GAAP"), which differ from generally accepted accounting principles in the United States ("U.S. GAAP"). These differences involve both methods for measuring the amounts shown in the financial statements, as well as certain additional disclosures that are required by U.S. GAAP. While the following is not a comprehensive summary of all the differences between Belgian GAAP and U.S. GAAP, other differences are unlikely to have a significant effect on the consolidated income or shareholders' funds of Parent, Solvay America or Purchaser.

- Deferred tax assets and liabilities are recognized in full under U.S. GAAP, subject to valuation allowances, while under Belgian GAAP deferred taxes are not fully recognized.

- Belgian GAAP allows capitalization of start up cost while U.S. GAAP requires such cost to be expensed.

- U.S. GAAP requires separate income statement presentation of discontinued operations and places strict limitations on extraordinary item treatment. For Belgian GAAP, discontinued operations are presented as extraordinary and restrictions for extraordinary treatment are less stringent.

- U.S. GAAP requires inclusion of salary and inflation projections in determining defined benefit pension plan obligations while Belgian GAAP does not.

     Although Belgian GAAP differs in certain respects from U.S. GAAP, Parent believes that the differences are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares because any such differences would not effect the ability of Merger Sub to obtain sufficient funds to pay for the Shares to be purchased pursuant to the Offer.

     The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of Parent, Solvay America, Purchaser and Merger Sub are set forth in Schedule A to this Offer to Purchase.

     Except as set forth in Sections 10 and 11, none of Parent, Solvay America, Purchaser or Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. None of Parent, Solvay America, Purchaser or Merger Sub, or, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

     Except as set forth in Sections 10 and 11, none of Parent, Solvay America, Purchaser or Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in Sections 10 and 11, there have been no contacts, negotiations or transactions since January 1, 1996 between Parent, Solvay America, Purchaser or Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Sections 10 and 11, none of Parent, Solvay America, Purchaser or Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since January 1, 1996 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     In October 1998, Dr. John N. Kapoor, Chairman of the Board of Directors of the Company, discussed with Dr. Ronald L. Goode, the then President and Chief Executive Officer of the Company, a possible combination among the Company and two other companies of which Dr. Kapoor is also the Chairman of the Board of Directors and the single greatest stockholder (individually, a "Kapoor Affiliate" and collectively, the "Kapoor Affiliates"). In an informal telephonic meeting of the Board members, on October 9, 1998, Dr. Kapoor raised the possibility of a business combination among the Company and the Kapoor Affiliates. On December 16, 1998, Dr. Kapoor proposed that the Company explore a business combination among the Company and the Kapoor Affiliates. The goal of the business combination proposed by Dr. Kapoor was to increase the market capitalization of the combined enterprises, attract institutional investors, enhance a pipeline of products and cash, and improve liquidity for shareholders in all of the Kapoor Affiliates, including the Company. Dr. Kapoor noted his affiliation with these companies and accordingly, the Board established a Special Committee of independent directors for the purpose of making a report and recommendation to the Board of Directors on Dr. Kapoor's proposal. Directors Roland Weiser, James J. Lempenau and Gilbert F. Dwyer were elected to serve as members of the Special Committee, with Mr. Weiser designated as the Chairman of the Special Committee. The Board also named the Chief Executive Officer an ex-officio member of the Special Committee.

     In January 1999, the Special Committee engaged Duff & Phelps, LLC ("Duff & Phelps") to act as a consultant to the Special Committee in its review of the proposed business combination among the Company and the Kapoor Affiliates. On February 3, 1999, the Board of Directors met to receive a report of the Special Committee. Based on the preliminary conclusions of Duff & Phelps, the Special Committee determined that the proposed business combination could be of benefit to the Company and should be further explored. Duff & Phelps also presented preliminary valuations of the Company and the Kapoor Affiliates. Counsel for the Company reviewed the various legal responsibilities associated with considering a business combination and specifically reviewed the fiduciary duties of the directors in connection with consideration of a business combination. The Board also discussed the possibility of alternative transactions being presented to the Company. The Board authorized the Special Committee to consider the proposed business combination among the Company and the Kapoor Affiliates and any other alternative transactions that may be presented to the Company and to make definitive recommendations with respect to such transactions to the Board of Directors. The Board also authorized the Chief Executive Officer of the Company to represent the Company in connection with any business combination, including the proposed transaction among the Company and the Kapoor Affiliates.

     On February 4, 1999, Dr. Dudley was appointed to the position of President and Chief Executive Officer of the Company and elected to the Board of Directors of the Company.

     On February 16, 1999, David A. Dodd, President and Chief Executive Officer of Purchaser, met with Dr. Dudley and Mr. David E. Riggs, Senior Vice President and Chief Financial Officer of the Company. Mr. Dodd presented an overview of Solvay and stated that Purchaser was interested in acquiring the Company. Mr. Dodd explained Purchaser's desire to acquire a company with an existing sales and marketing force to introduce new products of Solvay. Mr. Dodd stated that Solvay wanted to further develop existing Company products, develop and market new products, retain the Company as an independent subsidiary in its present location, retain existing management, and market the Company's products in Europe through Parent. Dr. Dudley reported to the Special Committee concerning the meeting.

     On February 23, 1999, the members of the Special Committee, along with Dr. Dudley, met with representatives of Purchaser. The representatives of Purchaser stated that they were in the process of performing an evaluation of the Company and identified several appealing features of the Company, including the infrastructure, the strategic advantage of having a separate entity, existing management, existing sales and marketing capability and existing products in late-stage clinical development. Immediately following the meeting, Dr. Dudley, and the Special Committee, met with counsel and a representative of Duff & Phelps to consider the viability of Purchaser's overture. The Special Committee then instructed Dr. Dudley to advise Purchaser that the Company was interested in pursuing further discussions regarding the proposed transaction. On February 26, 1999, Dr. Kapoor was contacted by another third party which expressed a serious interest in merging with theCompany. Although Dr. Dudley followed up promptly by speaking with the President of such third party, ultimately the third party declined to pursue the proposed transaction with the Company.

     On March 4, 1999, the Company, acting through the Special Committee, expanded the engagement of Duff & Phelps to include an evaluation of alternative transactions, in addition to the proposed combination among the Company and the Kapoor Affiliates. On March 5, 1999, Dr. Dudley received a telephone call from Robert A. Solheim, Vice President, Finance & Administration of Purchaser stating that Solvay was seriously interested in pursuing a transaction to purchase the Company and that Purchaser had arrived at an initial valuation of the Company of $10.00 to $12.00 per Share, on a fully diluted basis. Mr. Solheim noted that this proposal was subject to further due diligence on the Company.

     On March 7, 1999, the Special Committee, along with Dr. Dudley, met and agreed to evaluate all strategic alternatives on a parallel basis. Toward that end, Dr. Dudley make many attempts during this time to elicit information from the Kapoor Affiliates regarding their proposal to merge with the Company. On March 12, 1999, representatives of Purchaser began their due diligence review of the Company. On March 14, 1999, the Special Committee was advised by Dr. Dudley that representatives of Purchaser were continuing their review of the Company and continued to be interested in a transaction with the Company.

     On March 15, 1999, the president of a Kapoor Affiliate (the "Affiliate President") called Dr. Dudley to discuss the proposed business combination among the Company and the Kapoor Affiliates. Affiliate President explained that in the proposed transaction, the Kapoor Affiliates would contribute cash, early pipeline products and manufacturing capabilities and the Company would contribute its existing sales, marketing and clinical development infrastructure. Affiliate President stated that the interests of the stockholders of the Company and the Kapoor Affiliates in the combined entity would be based on the market capitalizations of the three companies at some specified point in time. Accordingly, no premium would be paid to the stockholders of the Company or the Kapoor Affiliates and the proportionate interest of the Company's stockholders in the combined entity would be approximately 20%. Affiliate President also suggested that the board of directors of the combined entity would be composed of individuals from the boards of each of the Company and the Kapoor Affiliates.

     At a meeting of the Board of Directors of the Company on March 16, 1999, Dr. Kapoor explained his reasons for proposing a business combination among the Company and the Kapoor Affiliates. The directors agreed that the Special Committee, together with its independent consultants and counsel, would consider the proposal for a business combination with the Kapoor Affiliates and any other alternatives that may properly come before the Special Committee. The Special Committee would then make a definitive recommendation with respect to alternative transactions to the Board of Directors.

     March 19, 1999, Mr. Dodd spoke with Dr. Dudley and expressed Purchaser's continued interest in pursuing a business transaction with the Company. Mr. Dodd stated that Purchaser's was to submit a proposal to Parent on March 23, 1999, and Purchaser made such presentation.

     On March 26, 1999, Affiliate President submitted a proposal to the Company regarding a proposed business combination among the Company and the Kapoor Affiliates. The proposal provided for a merger or consolidation of the Company with the Kapoor Affiliates. The proposal provided that the purchase price would be based on the relative market value of the outstanding common stock of each of the combining companies, which relative market value would be determined by the average of such values for some period of time prior to consummation of the merger or consolidation. The purchase price would be paid in shares of the surviving company's common stock. The proposal also stated that the initial board of directors of the surviving corporation would be composed of an equal number of members designated by each of the constituent corporations. The proposal was subject to completion of due diligence and certain other conditions. Affiliate President also requested that the Company enter into a forty-five day exclusive period during which the Company would not discuss or negotiate any other potential business combination. In a letter dated March 26, 1999, Dr. Dudley responded that the Company was interested in continuing its evaluation of the merits of a potential transaction among the Company and the Kapoor Affiliates. However, Dr. Dudley advised Affiliate President that the Company would not enter into an exclusivity agreement with respect to discussions and negotiations regarding potential business combinations.

     On April 1, 1999, Mr. Dodd wrote to Dr. Dudley stating that Purchaser was prepared to make a cash offer for the outstanding Shares at a price of $9.50 per Share. Mr. Dodd's letter also stated that such proposal contemplated the absence of any financing condition. Additionally, Mr. Dodd's letter stated that Solvay viewed the Company's personnel as key to the success of any transaction and would endeavor to keep them with the Company following any acquisition. Mr. Dodd also contacted Dr. Dudley by telephone to explain the basis for the Offer.

     On April 5, 1999, Affiliate President and Dr. Dudley spoke by telephone. Affiliate President again stated his interest in a business combination involving the Company and the Kapoor Affiliated. Dr. Dudley met with Affiliate President on April 7, 1999, and explained that the concept of putting the Company and the Kapoor Affiliates together based on their current valuation was not acceptable to the Company. Dr. Dudley also advised Affiliate President that the Company had received a cash offer at a level representing a substantial premium to its current market valuation. Dr. Dudley advised Affiliate President that a merger among the companies at no premium to current value was not competitive.

     On April 12, 1999, Dr. Dudley and a representative of Duff & Phelps met at Solvay's headquarters with Mr. Dodd, Mr. Solheim and Dr. Harold Shevlin, Mr. Jeff Linton and Mr. Joseph Feldhouse of Purchaser, and Mr. Phil Uhrhar, chief financial officer of Solvay America. Dr. Dudley explained the basis for a significantly higher valuation of the Company than the price offered by Purchaser and advised representatives that the Company had been presented with a serious alternative proposal.

     Dr. Dudley and Affiliate President spoke on April 13, 1999, regarding the proposed combination among the Company and the Kapoor Affiliates and discussed the possibility of offering a premium above the Company's current per Share price.

     On April 13, 1999, Mr. Jurgen Ernst, General Manager of the Pharmaceutical Sector of Parent, and Mr. Jacques Levy Morelle, Corporate Secretary of Parent, met with Mr. Dodd, Dr. Shevlin, Mr. Solheim, Mr. Linton and Mr. Feldhouse at Purchaser's headquarters. Mr. Dodd outlined the status of the discussions to date and the anticipated next steps.

     On April 14, 1999, Purchaser's board of directors conducted a regularly scheduled meeting. Mr. Solheim briefed the board of directors on the status of discussion. The board of directors advised management to continue its activities toward reaching an agreement to acquire the Company.

     On April 15, 1999, Mr. Solheim called Dr. Dudley to provide an update regarding Purchaser's internal discussions regarding an acquisition of the Company. Mr. Solheim assured Dr. Dudley that there continued to be great enthusiasm about the proposed acquisition of the Company and that Purchaser's senior management and parent company in Belgium were supportive of the transaction. Mr. Solheim informed Dr. Dudley that a new proposal would be forthcoming.On April 16, 1999, the investment bankers representing one of the Kapoor Affiliates orally presented an offer to the Company of stock in the combined corporation representing a premium of approximately 30% above the closing price of the Shares on April 15, 1999 (which would be approximately $7.50 per Share). On April 19, 1999, Affiliate President spoke with Dr. Dudley regarding the oral offer presented by the Kapoor Affiliate's investment bankers. Affiliate President asked Dr. Dudley to seriously consider the offer and to respond to the offer by Friday, April 23, 1999. Representatives of Duff & Phelps contacted Affiliate President and requested a written proposal from the Kapoor Affiliates based on the offer presented on April 16, 1999 and asked for clarification as to whether or not both Kapoor Affiliates had agreed to be a part of the proposed business combination. However, on April 20, 1999, Affiliate President wrote to Dr. Dudley stating that the Kapoor Affiliate had decided not to move forward with the proposal previously provided to the Company and that such proposal was withdrawn. On April 20, 1999, Dr. Kapoor advised Dr. Dudley of his great disappointment that a business combination with the Kapoor Affiliates could not be consummated. On April 21, 1999, Affiliate President talked with Dr. Dudley and explained why the Kapoor Affiliate had withdrawn the offer. Affiliate President stated that apparently the timing was not favorable for the proposed deal and that it appeared that the deal was too complex and would take too long for all three parties to reach consensus. Affiliate President also stated that it was the feeling of the Board of the Kapoor Affiliate that there was no reason for any premium to be paid beyond the written offer made on March 26, 1999.

     On April 23, 1999, Mr. Dodd wrote to Dr. Dudley to update him on Purchaser's interest in acquiring the Company and to amend the prior Offer. Based on the additional information presented to Purchaser and further analysis of the Company, Mr. Dodd's letter stated that Purchaser was prepared to make a cash offer at $11.25 per Share. On April 24, 1999, the Special Committee held a telephonic meeting for the purpose of considering Purchaser's offer. Dr. Dudley described in detail the terms and conditions of the offer and briefly outlined the background that led to Purchaser's offer. A representative of Duff & Phelps then discussed the valuation of the offer, noting the offer represented a significant premium to the market value of the Shares and that the multiples represented by the offer exceeded industry median multiples. The strategic fit of the Company with Purchaser was also noted. The Special Committee then engaged in discussions regarding Purchaser's offer. The Special Committee acknowledged the significant premium offered by Purchaser, the strategic motivation of Purchaser and the expressed desire of Purchaser to continue to operate the Company as a separate subsidiary. The meeting was then adjourned and reconvened by telephone on April 26, 1999 in order to continue discussions regarding the offer. The Special Committee also discussed the fiduciary duties of the Board in connection with considering the offer. Finally, the Special Committee determined to recommend to the Board of Directors that the Company negotiate a definitive agreement with Purchaser for the sale of all of the Shares at a price of $11.25 or higher in cash.

     On April 28 and 29, 1999, the Board of Directors of the Company met to consider Purchaser's offer. Mr. Weiser, as Chairman of the Special Committee, reviewed the offer and reported on the proceedings of the Special Committee. Mr. Weiser reported the recommendation of the Special Committee to negotiate an agreement for the sale of all of the Shares at $11.25 or higher. Mr. Weiser also described the significant premium offered, the strategic motivation of Purchaser and the expressed desire of Purchaser to continue to operate the Company as a separate subsidiary. Dr. Kapoor then expressed his disappointment that the proposed business combination between the Company and the Kapoor Affiliates had been withdrawn. A representative of Duff & Phelps then made a financial presentation to the Board regarding Purchaser's offer. Counsel to the Company advised the members of the Board of their fiduciary obligations in considering a potential business combination transaction. The Board then discussed Solvay's offer of $11.25 per Share.

     Dr. Kapoor suggested that the Board established a process for the Company to solicit and consider alternatives to Purchaser's offer. The Board then discussed engaging an investment banker with particular expertise in the pharmaceutical industry to assist the Company in considering alternatives to Purchaser's offer. A motion was then made that the Company negotiate a definitive agreement at a price of $11.25 per Share or higher with Purchaser and that concurrently the Company engage an investment banker to assist the Company in identifying and considering alternative transactions. Initially the resolution passed with Drs. Dudley and Goode and Messrs. Dwyer, Lempenau and Weiser voting for the resolution and Drs. Kapoor and Shah voting against the resolution. The meeting was then recessed. On April 29, 1999, the Board meeting was reconvened. Dr. Dudley presented the history of the discussions with Purchaser and the members of the Board continued to discuss Purchaser's offer. The Board also further considered the engagement of an investment banking firm to assist the Company by conducting a market check and bringing to the Board alternative opportunities should such opportunities occur as a result of the market check. Following those discussions, the Board of Directors reconsidered the resolution presented the night before and unanimously resolved to negotiate a definitive agreement with Purchaser at a price of $11.25 per Share or higher and to engage an investment banking firm to assist the Company in considering alternative opportunities. A new special committee comprising Dr. Dudley, Mr. Dwyer and Dr. Shah was impaneled to interview and recommend an investment banker for the Company.

     The Board of Directors met again on May 6, 1999 to authorize the Company to engage Hambrecht & Quist LLC ("Hambrecht & Quist") to assist the Board in conducting a market check and to consider potential transactions as an alternative to Purchaser's offer should such alternatives arise. During the next several days, telephone conversations took place between Dr. Dudley and representatives of Purchaser in which Purchaser continued to express interest in acquiring the Company. Purchaser also dispatched a team to the Company's offices to continue its due diligence review of the Company. During this period, Dr. Dudley, along with representatives of Hambrecht and Quist, met with other parties that expressed interest in discussing a potential business combination with the Company.

     On May 25, 1999, Mr. Ernst presented the status of the discussions to Baron Daniel Jansen, chairman of the board of directors of Parent and Alois Michielson, chief executive officer of Parent. Both individuals advised Mr. Ernst to direct Purchaser to continue to proceed with the proposed transaction subject to negotiation of an acceptable merger agreement and securing a commitment from Dr. Kapoor that, subject to his fiduciary duties, he would tender his Shares at $12.00 per Share. On May 25, 1999, Purchaser provided the Company with an initial draft of an agreement and plan of merger.

     On May 26, 1999, Mr. Ernst presented the proposed transaction to Parent's executive committee which recommended that the transaction be pursued. Also on May 26th, Dr. Dudley received a letter from Mr. Dodd stating Purchaser's continued interest in acquiring the Company and that Purchaser was prepared to make a cash offer for the outstanding Shares at a price of $12.00 per Share. Mr. Dodd's letter stated that this would be the final indication of interest from Purchaser. Mr. Dodd also requested that the Company not engage in discussions with other entities regarding a possible combination. Mr. Dodd's letter further stated that a response from the Company was required by May 28, 1999.

     On May 28, 1999, the Board of Directors met to consider the revised and final offer by Purchaser. A representative of Hambrecht & Quist stated that approximately 15 selected companies had been contacted to discern their level of interest in pursuing a transaction with the Company. Two companies expressed serious interest, but were unwilling to provide the Company with any written proposal. It was also noted that these companies would need to conduct further due diligence on the Company before a definitive written proposal could be submitted to the Company. The representative of Hambrecht & Quist also presented avaluation analysis of the Company, including trading multiples, merger and acquisition premiums, comparable transactions and product acquisition multiples. The Board discussed Purchaser's offer. After extensive consideration, the Board unanimously decided to accept Purchaser's offer for the acquisition of all of the outstanding Shares of the Company at a price of $12.00 per Share, subject to the negotiation and execution of a definitive merger agreement. On May 28, 1999, Dr. Dudley wrote to Mr. Dodd advising him that the Board of Directors had unanimously authorized the acceptance of the offer and the negotiation of a definitive merger agreement. In Dr. Dudley's letter, he also agreed not to engage in discussions with other entities regarding possible combinations until June 7, 1999. As a result of unexplained increased trading volume in its Shares, on May 28, 1999, the Company announced that it was actively engaged in negotiations with an unnamed third party for the sale of all of the outstanding Shares.

     On June 3, 1999, the executive committee of Parent met and discussed the proposed acquisition. The executive committee agreed to proceed with the proposed transaction subject to the conditions discussed in the May 25, 1999 meeting among Messrs. Ernst and Michielson. Later on June 3, 1999, the board of directors of Parent held a regularly scheduled meeting. The board of directors approved the proposed acquisition of the Company at $12.00 per Share, subject to such conditions.

     During the next week, representatives of the Company and Purchaser and their counsel negotiated the terms of the Merger Agreement. On June 4, 1999, the Board of Directors of the Company again met to discuss Purchaser's offer. Dr. Dudley reviewed the status of negotiations with Purchaser. Counsel to the Company advised the Board that Purchaser and its parent company in Belgium had approved the proposed business combination. Counsel to the Company also discussed the timing of the offer. A representative of Hambrecht & Quist then made a financial presentation and delivered to the Board its oral opinion as to the fairness, from a financial point of view, of the $12.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than Purchaser and its affiliates). The representative of Hambrecht & Quist also stated that since the Company's press release on May 28, 1999, no further expressions of interest regarding possible transactions with the Company had been received. The Company's counsel reviewed the terms of the Merger Agreement and the conditions to Purchaser's obligation to complete the acquisition. Counsel to the Company also reminded the Board members of their fiduciary duties as previously described in prior meetings. The Board then asked senior management and the advisors a number of questions regarding the terms, conditions and timing of the proposed transaction. After a discussion, the Board of Directors unanimously approved, among other things, the Merger Agreement and the transactions contemplated thereby. The Board of Directors also adopted a resolution stating that all directors of the Company intend to tender pursuant to the Offer at a price of $12.00 per Share in cash all of the Shares that they own of record or beneficially.

     During the course of the following week, representatives of the Company and Purchaser and their counsel finalized the Merger Agreement. Additionally, on June 8, 1999, Dr. Kapoor delivered a letter to Mr. Dodd confirming the Dr. Kapoor will, subject to his fiduciary duties as a trustee of certain trusts holding Shares, tender all Shares that he owns either directly or beneficially at a price of $12.00 per Share on the announcement of the Offer. Furthermore, on June 8, 1999, the Board of Directors adopted certain resolutions amending the Rights Agreement to which the Company is a party in order to clarify that the provisions of the Rights Agreement do not apply to the Offer.

     The board of directors and sole stockholder of Merger Sub approved the Merger Agreement on June 11, 1999. The Merger Agreement was then executed and publicly announced, pursuant to a press release, a copy of which is attached as an exhibit to the Schedule 14D-1 filed in respect of the Offer. The Merger Agreement is also attached as an exhibit to such Schedule 14D-1.

11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER.

     Purpose. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company.

     If Merger Sub acquires pursuant to the Offer one Share more than 50% of the outstanding Shares, it will have the vote necessary under the DGCL to approve the Merger. Under the DGCL, if Merger Sub owns at least 90% of the outstanding Shares, the Merger may be effected without the vote of the Company's stockholders. Therefore, if 8,272,385 Shares (or such greater number as may be necessary if options or warrants are exercised) are acquired pursuant to the Offer or otherwise, Merger Sub will be able to and intends to effect the Merger without a meeting of holders of Shares. The Merger Agreement provides that, promptly after expiration of the Offer and receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of certain other conditions, Merger Sub will be merged into the Company. At the Effective Time (as defined in the Merger Agreement), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other Purchaser Company or Shares that are held by Dissenting Stockholders exercising appraisal rights pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, the Merger Consideration or such greater amount per Share as may be paid pursuant to the Offer.

     The respective obligations of the Company, the Purchaser and Merger Sub to consummate the Merger are subject to the fulfillment of certain conditions set forth in the Merger Agreement, any or all of which may be waived in whole or in part by Purchaser or Merger Sub, as the case may be, to the extent permitted by applicable law, including (i) if required by the DGCL, the approval of the Merger Agreement by the holders of a majority of the Shares in accordance with applicable law and the certificate of incorporation and bylaws of the Company,
(ii) the purchase by Merger Sub (or one of the Purchaser Companies) of Shares pursuant to the Offer, (iii) there being no statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any United States or state court or other Governmental Entity (as defined in the Merger Agreement) of competent jurisdiction in effect that prohibits consummation of the transactions contemplated by the Merger Agreement or imposes material restrictions on Purchaser or the Company in connection with consummation of the Merger or with respect to their respective business operations, either prior to or subsequent to the Merger (collectively, an "Order"), (iv) the Company delivering to Purchaser and Merger Sub a written statement, dated not more than 30 days prior to the Effective Time (as defined in the Merger Agreement) of the Merger, certifying that the Shares are not a U.S. real property interest within the meaning of Section 897(c) of the Code, and (v) the Company's representations and warranties concerning the Rights Amendment and state antitakeover statutes and regulations remaining true and correct and the Company having performed its obligations set forth in the Merger Agreement concerning, among other things, taking action to provide for the cash-out at the Effective Time of employee stock options outstanding under the Stock Plans (as defined in the Merger Agreement).

     Termination Provisions. According to its terms, the Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Effective Time, whether before or after approval by holders of Shares (a) by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors; or (b) by action of the Board of Directors of either Purchaser or the Company if (i) Merger Sub or any Purchaser Company shall have terminated the Offer without purchasing any Shares pursuant thereto; or (ii) the Merger shall not have been consummated by December 1, 1999, whether or not such date is before or after the approval by holders of Shares; or (iii) if required, following the purchase of Shares in the Offer, the stockholders of the Company shall not have approved the Merger Agreement at a meeting duly convened therefor; or (iv) any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which either the Company, any of its subsidiaries or Purchaser, directly or indirectly, has material assets or operations, shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the right to terminate the Merger Agreement pursuant to clauses (b)(i), (b)(ii) or (b)(iii) above shall not be available to any party whose failure to perform any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Merger Sub to purchase Shares pursuant to the Offer on or prior to such date; or (c) by action of the Board of Directors of Purchaser if: (i) the Company shall have breached or failed to perform in any material respect any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Company at or prior to the Effective Time or any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate or incomplete when made; or (ii) the Board of Directors of the Company (or a committee thereof) shall have amended, modified or withdrawn in a manner adverse to Purchaser or Merger Sub its approval or recommendation of the Offer, the Merger Agreement or the Merger or the Board of Directors of the Company, upon request by Purchaser, shall have failed to publicly reaffirm such approval or recommendation within ten business days of such request by Purchaser or shall have endorsed, approved or recommended any other Acquisition Proposal (as defined in "-- Acquisition Proposals" below) without terminating the Merger Agreement as described in clause (d)(i) below or shall have resolved to do any of the foregoing things specified in this clause (b); or (iii) the Company shall have entered into any agreement, letter of intent or agreement in principle with respect to any other Acquisition Proposal and shall have theretofore failed to terminate the Merger Agreement pursuant to the provisions of the Merger Agreement described in clause
(d)(i) below; or (iv) the Company, any of its subsidiaries or any of the other persons or entities described in "-- Acquisition Proposals" below as officers, directors, employees, representatives or agents of the Company or of any of its subsidiaries shall take any of the actions that would be proscribed under the provision of the Merger Agreement described in "-- Acquisition Proposals" below but for the exception described therein allowing certain actions to be taken pursuant to the proviso of the second sentence thereof or (d) by action of the Board of Directors of the Company if: (i)(A) the Company is not in material breach of any of the terms of the Merger Agreement, (B) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a Superior Proposal (as defined in "-- Acquisition Proposals" below) and the Company notifies Purchaser in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and (C) Purchaser does not make, within five calendar days of receipt of the Company's written notification of its intention to enter into such an agreement, an offer to acquire the Shares or the Company for consideration equal to or greater than the fair market value (based, if applicable, on market prices on the business day prior to such offer) of the consideration per Share payable pursuant to such Superior Proposal; or (ii) Purchaser shall have breached or failed to perform in any material respect any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by Purchaser at or prior to the second business day prior to the expiration of the Offer, or any representation or warranty of Purchaser set forth in the Merger Agreement shall have been inaccurate or incomplete when made; or (iii) Merger Sub shall have failed to commence the Offer within five business days of the date of the public announcement by Purchaser of the Merger Agreement. The Company has agreed
(x) that it will not enter into a binding agreement referred to in clause
(d)(i)(B) of the previous sentence until at least the sixth calendar day after it has provided the written notice to Purchaser required thereby and (y) to notify Purchaser promptly if its intention to enter into a written agreement referred to in such notice shall change at any time after giving such notification.

     The Merger Agreement provides that if (i)(x) the Offer shall have remained open for a minimum of at least 20 business days, (y) after the date of the Merger Agreement any corporation, partnership, person or other entity or group (as described in Section 13(d)(3) of the Exchange Act) other than Purchaser and Merger Sub, any affiliate or associate of Purchaser and Merger Sub or any designees of Purchaser and Merger Sub shall have become the beneficial owner of 9.9% or more of the outstanding Shares or shall have publicly announced a proposal or intention to make an Acquisition Proposal or shall have commenced, or shall have publicly announced an intention to commence, a tender offer or exchange offer for 9.9% or more of the outstanding Shares, and (z) the Minimum Condition (as defined in Annex A to the Merger Agreement) shall not have been satisfied and the Offer is terminated without the purchase of any Shares thereunder or pursuant to the provision of the Merger Agreement summarized in clause (b)(iii) of the immediately preceding paragraph, or (ii) the Merger Agreement is terminated by Purchaser pursuant to clause (c) of the immediately preceding paragraph, or (iii) the Merger Agreement is terminated by the Company pursuant to clause (d)(i) of the immediately preceding paragraph, then the Company (p) shall promptly, but in no event later than two days after the date of such termination, pay Purchaser a termination fee of $4,000,000, and (q) shall promptly, but in no event later than two calendar days after being notified of such by Purchaser, pay all of the charges and expenses incurred by Purchaser or Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby, up to a maximum of $1,000,000; provided, however, that no termination fee shall be payable to Purchaser by reason of the provision of the Merger Agreement summarized in clause (i) of this paragraph or a termination of this Agreement pursuant to clause (c)(iv) or clause (d)(i) of the immediately preceding paragraph unless and until (I) any person or entity (other than Purchaser) (an "Acquiring Party") has acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions within 24 months of such termination, a majority of the voting power of the outstanding securities of the Company or all or substantially all of the assets of the Company or (II) there has been consummated a merger, consolidation or similar business combination between the Company and an Acquiring Party or an affiliate thereof. The Company has acknowledged that the agreements described in this paragraph are an integral part of the transactions contemplated by the Merger Agreement, and that, without such agreements, Purchaser and Merger Sub would not enter into the Merger Agreement; accordingly, if the Company fails to promptly pay the amount due as described in this paragraph, and, in order to obtain such payment, Purchaser or Merger Sub commences a suit that results in a judgment against the Company for the fee described in this paragraph, the Company shall pay to Purchaser or Merger Sub its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     Adjustments to Prevent Dilution. The Merger Agreement provides that in the event that on or after the date of the Merger Agreement and prior to the Effective Time the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, then the Merger Consideration shall be proportionately adjusted.

     Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

     Treatment of Options. The Merger Agreement provides that prior to the Effective Time the Company shall take such actions as may be necessary such that at the Effective Time each stock option outstanding pursuant to the Company's Stock Plans (as defined in the Merger Agreement) (each, an "Option"), whether or not then exercisable, shall be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between the Merger Consideration and the exercise price per Share of such Option multiplied by the number of Shares previously subject to such Option (the "Option Consideration"); provided, however, that each Option outstanding as of the date of the Merger Agreement held by any member of the Company's Board of Directors who resigns upon Purchaser's request pursuant to the provision described in "-- Composition of the Board of Directors" below shall be deemed to be outstanding at the Effective Time and shall be entitled to be exchanged for the Option Consideration whether or not such Option has terminated as a result of such resignation unless such Option has been exercised or has otherwise expired pursuant to the terms of the Option grant prior thereto. The Merger Agreement also provides that the Surviving Corporation (as defined in the Merger Agreement) shall pay as soon as practicable following the Effective Time the Option Consideration, but in any event within five days following the Effective Time. Pursuant to the Merger Agreement, the cancelation of an Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option, and any required consents received from Option holders shall so provide. Pursuant to the cancelation of options, based upon the options outstanding at June 16, 1999 and a $12.00 offer price, a total of approximately $10,913,465 would be paid to optionees, including $3,669,250 to executive officers and $2,496,913 to non-employee directors of the Company.

     Warrants. The Merger Agreement provides that as of the Effective Time, each Warrant that is outstanding at the Effective Time will be exchanged for, and the holders of each such Warrant will be entitled to receive at the Closing (as defined in the Merger Agreement), or thereafter, if necessary, upon surrender of such Warrant for cancelation, cash equal to (a) the product of (i) the excess, if any, of the Merger Consideration over the exercise price of each such Warrant, multiplied by (ii) the number of Shares covered by such Warrant. Purchaser and the Company have agreed to take all action necessary to give effect to the provisions described in this paragraph.

     Indemnification of Officers and Directors. The Merger Agreement provides that the Company's Restated Certificate of Incorporation (the "Certificate") shall contain the provisions with respect to indemnification set forth in
Article X of the Certificate on the date of the Merger Agreement and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time. The Merger Agreement also provides that, from and after the Effective Time, Purchaser will, to the fullest extent that the Company would have been permitted under Delaware law (and Purchaser shall also advance expenses as incurred to the fullest extent permitted under applicable law) and the Certificate in effect on the date of the Merger Agreement to indemnify such person, to indemnify and hold harmless the individual (the "Individual") named by the Company in a disclosure schedule to the Merger Agreement and each present and former director and officer of the Company, determined as of the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, solely by reason of the fact that such person is or was a director or officer of the Company, as the case may be, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement (and, in the case of the Individual, without regard to whether the Individual is or was a director or officer of the Company but only in respect of any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of the transactions contemplated by the Merger Agreement), whether asserted or claimed prior to, at or after the Effective Time. The Merger Agreement also provides that, prior to the Effective Time, Purchaser shall cause the Company to purchase tail insurance coverage extending the Company's existing officers' and directors' liability insurance for a period of six years after the Effective Time for a premium not to exceed $250,000 in the aggregate.

     Treatment of Employees. The Merger Agreement provides that during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company will continue to be provided with benefits under employee benefit plans (other than plans involving the potential issuance of securities of the Company, any of its subsidiaries or of any of the Purchaser Companies) that in the aggregate are substantially comparable to those currently provided by the Company to such employees, provided that employees covered by collective bargaining agreements need not be provided such benefits. The Merger Agreement also provides that, following the Effective Time, Purchaser will cause service by employees of the Company to be taken into account for purposes of eligibility to participate and vesting under any benefit plans of Purchaser or its subsidiaries (including the Surviving Corporation) which cover such employees, to the same extent such service was counted under a similar plan of the Company and that, from and after the Effective Time, Purchaser will (i) cause to be waived any pre-existing condition limitations under benefit plans of Purchaser or its subsidiaries in which employees of the Company participate, to the same extent waived under the Company's benefit plans and (ii) cause to be credited any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents under the Company's benefit plans during the portion of the calendar year prior to their participation in the benefit plans provided by Purchaser and its subsidiaries. Purchaser will cause the Surviving Corporation to honor all employee benefit obligations to current and former employees of the Company and its subsidiaries under the Compensation and Benefit Plans (as defined in the Merger Agreement) accrued as of the Effective Time and all employee severance plans and all employment or severance agreements set forth by the Company in a disclosure schedule to the Merger Agreement.

     Composition of the Board of Directors. The Merger Agreement provides that, if requested by Purchaser, the Company will, subject to compliance with applicable law and promptly following the purchase by Merger Sub of such number of Shares pursuant to the Offer as satisfies the Minimum Condition, take all actions necessary to cause persons designated by Purchaser to become directors of the Company so that the total number of such persons equals not less than the product of the total number of directors on the Board (giving effect to the directors elected pursuant to the provision of the Merger Agreement described by this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Merger Sub or any affiliate of Merger Sub bears to the total number of Shares then outstanding. In furtherance thereof, the Company has agreed to increase the size of its Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Purchaser's designees to be elected to the Company's Board of Directors, provided that at all times prior to the Effective Time, the Company's Board of Directors shall consist of at least two members who are neither officers nor employees of Purchaser. The Company's obligations to appoint designees to the Company's Board of Directors are subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Acquisition Proposals. Pursuant to the Merger Agreement, the Company agreed that it, its subsidiaries and its and their respective officers, directors, employees, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) would immediately cease any existing discussions or negotiations, if any, with any parties conducted theretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 9.9% of the equity interest in, the Company or any of its subsidiaries (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the Company or any of its subsidiaries or any division of the Company or any of its subsidiaries (an "Acquisition Transaction"). The Merger Agreement provides that, except as set forth therein, neither the Company nor any of its subsidiaries, nor any of its or their respective officers, directors, employees, representatives or agents, will, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information or data to, or have any discussions with, any corporation, partnership, person or other entity or group (as described in Section 13(d)(3) of the Exchange Act) other than Purchaser and Merger Sub, any affiliate or associate of Purchaser and Merger Sub or any designees of Purchaser and Merger Sub with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition Proposal") or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement will prevent either the Company or any of its representatives or the Board of Directors of the Company from (A) complying with Rule 14e-2 promulgated under the Exchange Act with respect to a bona fide written Acquisition Proposal received by the Company on or following the date of the Merger Agreement; (B) providing information in response to a written request therefor by a person or entity which has made a bona fide written Acquisition Proposal received by the Company on or following the date of the Merger Agreement that was not solicited by the Company or any of its officers, directors, employees, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company); or (C) engaging in any negotiations or discussions with any person or entity that has made such an Acquisition Proposal concerning such Acquisition Proposal; or (D) subject to complying with the provisions described above in clause (d)(i) of "-- Termination Provisions" above, authorizing the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a Superior Proposal (as defined below), if, and only to the extent that, (I) in each such case referred to in clause (B), (C) or (D) above, the Board of Directors of the Company determines (x) based upon the written, reasoned advice of outside legal counsel to the Company to such effect, that the failure to take such action is likely to constitute a breach of the Company's directors' fiduciary duties under applicable law, and (y) based upon the written advice of financial advisors to the Company to the effect that the person or entity making such Acquisition Proposal has the financial ability to consummate such Acquisition Proposal and such Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such Acquisition Proposal as to which both of the determinations referred to in subclauses (x) and (y) of this clause (I) have been made being referred to in the Merger Agreement as a "Superior Proposal"), and (II) the Board of Directors of the Company receives from the person or entity making such bona fide written Acquisition Proposal an executed confidentiality agreement the terms of which are (without regard to the terms of such Acquisition Proposal) (A) no less favorable to the Company, and (B) no less restrictive to the person or entity making such bona fide written Acquisition Proposal than those contained in the Mutual Confidentiality Agreement, effective as of March 4, 1999, between the Company and Purchaser. Notwithstanding the proviso to the immediately preceding sentence, (i) no Acquisition Proposal received by the Company on or prior to the date of the Merger Agreement shall be deemed a Superior Proposal unless the purchase price for the Shares to be paid pursuant to any such Acquisition Proposal has been increased by more than a de minimis amount after the date of the Merger Agreement, and (ii) no Acquisition Proposal received by the Company following the date of the Merger Agreement shall be deemed to have been solicited by the Company or any of its officers, directors, employees, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company) solely by virtue of either or both of the facts that the person or entity making such Acquisition Proposal made an Acquisition Proposal prior to the date of the Merger Agreement or the Company or any of its officers, directors, employees, representatives and agents (including, without limitation, any investment banker or attorney retained by the Company) solicited such Acquisition Proposal prior to the date of the Merger Agreement. The Merger Agreement provides that the Company will notify Purchaser within 48 hours if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, the Company and shall in such notice indicate the identity of the offeror and the terms and conditions of any such proposal and thereafter shall keep Purchaser informed, on a current basis, of the status and terms of such proposals, providing copies to Purchaser of any Acquisition Proposals made in writing. The Company has agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and which relates to an Acquisition Proposal or potential Acquisition Proposal. The Company has agreed to take the necessary steps to inform the individuals or entities referred to in the first sentence of this paragraph of the obligations described in this paragraph. The Company has also agreed that it will promptly request each person or entity that has executed a confidentiality agreement prior to the date of the Merger Agreement in connection with an Acquisition Proposal or potential Acquisition Proposal to return all confidential information furnished to such person or entity prior to the date of the Merger Agreement by or on behalf of the Company or any of its subsidiaries.

     Covenants. The Merger Agreement also contains certain other restrictions as to the conduct of business of the Company pending the Merger, as well as representations and warranties of each of the parties customary in transactions of this kind.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, each stockholder of the Company who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to any appraisal by the Delaware Court of Chancery of the fair value of his Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, assets values and earning capacity.

     Rule 13e-3. Rule 13e-3 under the Exchange Act, which Purchaser does not believe would be applicable to the Merger, would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to stockholders of the Company therein, be filed with the SEC and disclosed to stockholders of the Company prior to consummation of the transaction.

     Rights Agreement. Set forth below is an excerpt from the summary description of the Rights as filed with the Company's Registration Statement on Form 8-A, dated June 20, 1997 (the "Form 8-A"), relating to the Rights. Pursuant to the Rights Agreement, the Company's Board of Directors has declared a dividend of one Right to purchase one share of Common Stock for each outstanding share of Common Stock. The dividend was payable on June 24, 1997 to stockholders of record as of the close of business on June 20, 1997 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one share of Common Stock at an exercise price of $50.00 (the "Purchase Price"), subject to adjustment. The following summary of the principal terms of the Rights Agreement is a general description only and is subject to the detailed terms and conditions of the Rights Agreement, which is incorporated herein by reference.

     The Rights will not be exercisable until the Distribution Date (as defined below). Certificates for the Rights ("Rights Certificates") are not sent to stockholders and the Rights attach to and trade only together with the Common Stock. Accordingly, Common Stock certificates outstanding on the Record Date evidenced the Rights related thereto, and Common Stock certificates issued after the Record Date contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Stock, outstanding as of the Record Date, even without notation or a copy of the Summary of Rights (as described below) being attached thereto, constitutes the transfer of the Rights associated with the Common Stock represented by such certificate.

     The Rights will separate from the Common Stock, Rights Certificates will be issued, and the Rights will become exercisable upon the earlier of: (i) 10 business days following the first date of public announcement (the "Stock Acquisition Date") that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, after the Record Date beneficial ownership of 15% or more of the outstanding Common Stock in a transaction not approved by the Board of Directors (an "Acquiring Person"), or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock in a transaction not approved by the Board of Directors. The earlier of such dates is referred to as the Distribution Date. Pursuant to the Rights Amendment, none of Merger Sub, Purchaser or any of their Affiliates (as defined in the Rights Agreement) will become an Acquiring Person as a result of the transactions contemplated by the Merger Agreement, nor will a Distribution Date occur as a result of such transactions.

     As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date. All Common Stock issued prior to the Distribution date will be issued with Rights. Common Stock issued after the Distribution Date may be issued with Rights if such shares are issued (i) upon the conversion of any convertible securities issued after the adoption of the Rights Agreement, or (ii) pursuant to the exercise of stock options or under employee benefit plans or arrangements unless such issuance would result in (or create a risk that) such options, plans or arrangements would not qualify for otherwise available special tax treatment. Except as otherwise determined by the Board of Directors, no other Common Stock issued after the Distribution Date will be issued with Rights. The Rights will expire on the earliest of (i) June 16, 2007 (the "Final Expiration Date"), (ii) redemption or exchange of the Rights as described below, or (iii) consummation of an acquisition of the Company satisfying certain conditions by a person who acquired stock pursuant to a transaction approved by the Board of Directors as described below.

     Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $50.00 per Right, one share of Common Stock. In the event that the Company does not have sufficient Common Stock available for all Rights to be exercised, or the Board decides that such action is necessary and not contrary to the interest of Rights holders, the Company may instead substitute cash, assets, or other securities for the Common Stock for which the Rights would have been exercisable under this provision or as described below.

     Unless the Rights are earlier redeemed, in the event that an Acquiring Person becomes the beneficial owner of 15% or more of the Common Stock then outstanding (other than pursuant to a transaction approved by the Board of Directors), then proper provision will be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances as determined by the Board of Directors, cash, other property or other securities) having a value equal to two times the Purchase Price. Rights are not exercisable following the occurrence of an event described above until such time as the Rights are no longer redeemable by the Company as set forth below.

     Similarly, unless the Rights are earlier redeemed, in the event that, after the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company's assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Purchase Price.

     At any time after any Person becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one share of Common Stock per Right.

     At any time on or prior to the close of business on the earlier of (i) the 10th business day following the Stock Acquisition Date, or (ii) the Final Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Notwithstanding the foregoing, the Company may not redeem the

Rights within 90 days after the date of election of any new directors to the Company's Board when new directors shall comprise the majority of members thereof.

     The Purchase Price payable, the number of Rights, and the number of shares of Common Stock or other securities issuable upon exercise of the Rights are subject to adjustment from time to time in connection with dilutive issuances by the Company as set forth in the Rights Agreement.

     No fractional shares of Common Stock will be issued upon exercise of a Right and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than any rights resulting from such holder's ownership of Common Stock), including, without limitation, the right to vote or to receive dividends.

     The provisions of the Rights Agreement may be supplemented or amended by the Board of Directors in any manner prior to the close of business on the Distribution Date without the approval of Rights holders. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemptions shall be made at such time as the Rights are not redeemable.

     The Rights may be redeemed by the Company at $0.01 per Right within 10 business days (or such later date as may be determined by a majority of the Board of Directors) after the accumulation of 15% or more of the Company's stock by a single acquirer or group.

     One June 11, 1999, the Company executed the Rights Agreement, which provides that (x) the announcement, commencement or consummation of the Offer or the execution, delivery or performance of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger) will not cause (i) Merger Sub, Purchaser or any Affiliate (as defined in the Rights Agreement) of Merger Sub or Purchaser to be or become an Acquiring Person (as defined in the Rights Agreement), (ii) a Distribution Date, a Stock Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur or (iii) the provisions of Section 11 or Section 13 of the Rights Agreement to be applicable or triggered.

     A copy of the original Rights Agreement, dated as of June 16, 1997, including the form of Rights Certificate and the Summary of Rights, attached thereto as Exhibits A and B, respectively, is filed as an Exhibit to the Form 8-A and is incorporated herein by reference. A copy of the Rights Amendment is filed as an exhibit to the Schedule 14D-1. A copy of the Rights Agreement is available to stockholders free of charge from the Company.

12.  SOURCE AND AMOUNT OF FUNDS.

     Merger Sub estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $128,000,000. Merger Sub expects to obtain these funds from a combination of capital contributions or advances made directly or indirectly by Solvay Pharmaceuticals, Solvay America, Parent or other subsidiaries of Parent from the working capital of such entities and advances to be made to Merger Sub by Solvay Finance (America), Inc., a Delaware corporation ("Solvay Finance") which is a wholly owned subsidiary of Solvay America. It is anticipated that Solvay Finance will obtain the funds for such advances from the issuance of commercial paper notes (the "Commercial Paper Notes") prior to the expiration of the Offer and that the Commercial Paper Notes will bear interest at a market rate of interest for commercial paper having maturities similar to those of the Commercial Paper Notes issued by issuers whose commercial paper carries ratings similar to the Commercial Paper Notes. As of June 17, 1999, Solvay Finance's commercial paper was rated P-1 by Moody's Investors Service, Inc. and A-1 by Standard & Poor's Ratings Group, and Solvay Finance had the ability to issue up to approximately $287,000,000 under its existing commercial paper program. The Commercial Paper

Notes will mature up to 270 days from the date of issuance. The Commercial Paper Notes will be unsecured obligations and will rank pari passu with other unsecured obligations of Solvay Finance. The Commercial Paper Notes will be guaranteed by Parent.

     It is anticipated that the indebtedness represented by the Commercial Paper Notes will be repaid from advances to be made to Solvay Finance by Parent or other subsidiaries of Parent from funds generated internally, from advances to be made to Solvay Finance by Parent or other subsidiaries of Parent from the proceeds of borrowings, from the proceeds of additional issuances of commercial paper, or from two or more such sources. No final decisions have been made, however, concerning the method or methods that Solvay Finance might employ to repay the Commercial Paper Notes. Such decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

13.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of, any tendered Shares, or may, in its sole discretion, subject to the Merger Agreement, terminate or amend the Offer as to any Shares not then paid for if, (i) prior to the expiration of the Offer, (x) a number of Shares which, together with any Shares owned by Purchaser, Merger Sub and the Purchaser Companies, constitutes more than 50% of the voting power (determined on a fully-diluted basis) of all the securities of the Company entitled to vote generally in the election of directors or in connection with a merger shall not have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") or (y) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or any material approval, permit, authorization or consent of any Governmental Entity shall not have been obtained on terms satisfactory to the Purchaser in its reasonable discretion, or (ii) on or after June 11, 1999, and at or before the time of acceptance for payment for any of such Shares, any of the following events shall occur:

          (a) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, Inc. or the Nasdaq Stock Market's National Market System or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States (other than any declaration of war resulting from the current conflict in Yugoslavia), (iv) any limitation (whether or not mandatory) by any Governmental Entity, on, or any other event which might affect, the extension of credit by banks or other lending institutions, or
     (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (b) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements contained in the Merger Agreement, or any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate or incomplete in any material respect when made or thereafter shall become inaccurate or incomplete in any material respect;

          (c) there shall have been threatened or instituted or be pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action") before any court or other Governmental Entity by any Governmental Entity or by any other Person, domestic or foreign: (i) challenging the acquisition by Purchaser or Merger Sub of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Offer or the Merger or other subsequent business combination, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger or other subsequent business combination; (ii) seeking to prohibit, or impose any material limitations on, Purchaser's or Merger Sub's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates), or to compel Purchaser or Merger Sub to dispose of or hold separate all or any portion of Purchaser's or Merger Sub's or the Company's business or assets (including the business or assets of their respective affiliates) as a result of the transactions contemplated by the Offer or the Merger or other subsequent business combination; (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal or render Merger Sub unable to, or result in a delay in, or restrict, the ability of Merger Sub to, accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of Purchaser or Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders; (v) seeking to impose material restrictions on Purchaser or the Company in connection with consummation of the Merger or with respect to their business operations, either prior to or subsequent to the Merger; (vi) in connection with which there is filed on or subsequent to the date of the Merger Agreement any motion, order to show cause or other request for relief seeking to impose, create, place or construe any lien, claim, charge, security interest, constructive trust, restriction, covenant or other encumbrance of any kind on, or with respect to, a material number of Shares or any securities of the Surviving Corporation, or in connection with which Purchaser, Merger Sub, the Company or any of their respective affiliates (other than nonemployee directors of the Company) shall have received a notice, claim or demand on or subsequent to the date of the Merger Agreement; or (vii) that, in any event, in the sole judgment of Purchaser, is reasonably likely to have a Material Adverse Effect or a material adverse effect on the business, properties, results of operation or financial condition of Purchaser (or any of its affiliates);

          (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed by a Governmental Entity or become applicable to the Offer or the Merger or other subsequent business combination, or any Action shall be instituted or pending brought by any person or entity not on behalf of a Governmental Entity, or any other action shall have been taken, proposed or threatened, by any court or other Governmental Entity other than the application to the Offer or the Merger or other subsequent business combination of waiting periods under the HSR Act, that, in the sole judgment of Purchaser, is reasonably likely, directly or indirectly, to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (vii) of paragraph (c) above;

          (e) a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another corporation, partnership, person, other entity or group (as described in Section 13(d)(3) of the Exchange Act) other than Purchaser or Merger Sub or any of their respective subsidiaries or affiliates (collectively, a "Person"), including the Company and its subsidiaries, or it shall have been publicly disclosed or the Purchaser shall have learned that (i) any Person (including the Company and its subsidiaries) shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than 9.9% of any class or series of capital stock of the Company (including the Shares); or (ii) any Person shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for 9.9% or more of the outstanding Shares or a merger, consolidation or other business combination with or involving the Company;

          (f) there shall have occurred a material adverse effect on the business, properties, results of operation or financial condition of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect") or any event or occurrence, or series of events or occurrences that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect;

          (g) the board of directors of the Company (or any committee thereof) shall have amended, modified or withdrawn in a manner adverse to Purchaser or Merger Sub its approval or recommendation of the Offer, the Merger Agreement or the Merger, or, upon request by Purchaser or Merger Sub, shall have failed to publicly reaffirm such approval or recommendation within ten business days of such request by Purchaser or Merger Sub, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing;

          (h) all Shares of which any member of the Company's board of directors, or any trust with which any such member or such member's spouse is affiliated, is a record holder or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) as of June 4, 1999 shall not have been validly tendered into the Offer prior to July 13, 1999, or any such Shares shall have been withdrawn from the Offer; or

          (i) the Merger Agreement shall have been terminated by the Company or Purchaser or Merger Sub in accordance with its terms or Purchaser or Merger Sub shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares which, in the sole judgment of Purchaser and Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or Merger Sub) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions other than the Minimum Condition are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances (including any action or inaction by Purchaser or Merger Sub not in violation of the Merger Agreement) giving rise to such condition or may be waived (other than the Minimum Condition) by Purchaser or Merger Sub, by express and specific action to that effect, in whole or in part at any time and from time to time in their sole discretion. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change of waiver.

14.  DIVIDENDS AND DISTRIBUTIONS.

     If, on or after June 11, 1999, the Company should split, combine or otherwise change the Shares or its capitalization, or shall disclose that it has taken any such action, then Merger Sub, in its discretion, may, among other things, without prejudice to Purchaser's and Merger Sub's other rights under the Merger Agreement, make such adjustments in the Offer consideration and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If, on or after June 11, 1999, the Company should declare or pay any cash or stock dividend or other distribution on or issue any rights with respect to the shares of Common Stock, payable or distributable to stockholders of record on a date occurring on or after June 11, 1999 and prior to the transfer to the name of Merger Sub or its nominees or transferees on the Company's stock transfer records of the shares of Common Stock purchased pursuant to the Offer, then, without prejudice to Purchaser's and Merger Sub's other rights under the Merger Agreement, (i) the price payable by Merger Sub pursuant to the Offer will be reduced by the amount of any such cash dividend or distribution and (ii) the whole of any non-cash dividend or distribution (including additional shares of Common Stock or rights as aforesaid) received by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of Merger Sub, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Merger Sub will be, subject to applicable law, entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Merger Sub in its sole discretion.

15.  CERTAIN LEGAL MATTERS.

     General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Purchaser and Merger Sub are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Merger Sub pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Merger Sub pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Purchaser's business or that certain parts of the Company's or Purchaser's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Merger Sub to elect to terminate the Offer without the purchase of the Shares thereunder. Merger Sub's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 13.

     Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Justice Department (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Merger Sub is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of Merger Sub's obligation to accept Shares for payment.

     Purchaser intends, on or as soon as reasonably practicable following the date hereof, to file with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Purchaser. Pursuant to the HSR Act, Purchaser intends to request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Purchaser, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Thereafter, the waiting period could be extended only by agreement or by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with unless the waiting period is sooner terminated by the FTC or the Antitrust Division. See
Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Merger Sub pursuant to the Offer. At any time before or after Merger Sub's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by Merger Sub or the divestiture of substantial assets of Purchaser, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

     Exon-Florio. Under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 ("Exon-Florio"), the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to Exon-Florio, notice of an acquisition by a foreign person is to be made to the Committee on Foreign Investment in the United States ("CFIUS"), which is comprised of representatives of the Department of the Treasury, State, Commerce, Defense and Justice, the Office of Management and Budget, the United States Trade Representative's Office and the Council of Economic Advisors and which has been selected by the President to administer Exon-Florio, either voluntarily by the parties to such proposed acquisition, merger or takeover or by any member of CFIUS.

     A determination that an investigation is called for must be made within 30 days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be competed within 45 days of such determination. Any decision by the President to take action must be announced within 15 days of the completion of the investigation. Although Exon-Florio does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if notification is not made, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that the national security of the United States has been threatened or impaired. Parent, Solvay America, Purchaser and Merger Sub do not believe that the Offer or the Merger threatens to impair the national security of the United States and do not intend to notify CFIUS of the proposed transaction.

     State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds, e.g. 20%, 33 1/3% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

     Merger Sub does not believe that any state takeover laws apply to the Offer and it has not complied with any state takeover laws. See Section 11. Should any government official or third party seek to apply any state takeover law to the Offer, Merger Sub will take such action as then appears desirable.

     If it is asserted that one or more state takeover laws applies to the Offer and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer, Merger Sub might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Merger Sub might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, Merger Sub may not be obligated to accept for payment any Shares tendered. See Section 13.

16.  FEES AND EXPENSES.

     The Purchaser has also retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive $5,500 for such services, plus reimbursement of out-of-pocket expenses and Merger Sub will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     Merger Sub will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Merger Sub may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     Neither the Purchaser nor Merger Sub is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     The Purchaser and Merger Sub have filed with the SEC a Statement on Schedule l4D-1 pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in Washington, D.C. and NASDAQ in the manner set forth in Section 8.

     No person has been authorized to give any information or make any representation on behalf of Purchaser or Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          UTAH ACQUISITION CORPORATION

June 17, 1999

                                                                      SCHEDULE A

          INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
              OF PARENT, SOLVAY AMERICA, PURCHASER AND MERGER SUB

     The following tables set forth the name, business address, present principal occupation and material positions held within the past five years of each director and executive officer of Parent, Solvay America, Purchaser and Merger Sub. Unless otherwise specified, each person listed below is a citizen of Belgium and has his or her principal business address at rue du Prince Albert, 33, B-1050, Brussels, Belgium.

                                     PARENT

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
NAME AND BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND CITIZENSHIP
-------------------------              ------------------------------------------------------------------
Baron Daniel Janssen                   Chairman of Parent's Board of Directors since June 1998. Prior thereto, Chairman of the Executive Committee of Parent from 1986 to 1998. Prior thereto, Member of the Executive Committee of
                                       Parent from 1984 to 1986. Director of Solvay America since June
                                       1986. Since 1984, Vice Chairman of Board of Directors and Vice
                                       Chairman of the Executive Committee of UCB SA. Since 1973,
                                       Director of Schroeder's Bank, London. Since 1998 Director of
                                       Fortis.
Alois Michielsen                       Director of Parent since 1990. Chairman of the Executive Committee of Parent since 1998. Prior thereto, Vice-Chairman of the
                                       Executive Committee of Parent from 1994 to 1998. Director of
                                       Solvay America since October 1995. Director of Purchaser since
                                       April 1990 and current Chairman of the Board of Directors of
                                       Purchaser. Director of Miko Group since 1998.
Rene H. Degreve                        Director of Parent since 1998. Member of the Executive Committee of Parent since 1994 and General Manager, Finance and Corporate
                                       Planning of Parent since 1993. Director of Solvay America since
                                       June 1998.
Jurgen Ernst                           Director of Parent since 1998. Member of the Executive Committee of Parent since 1995. General Manager of Pharmaceutical Sector of
                                       Parent since 1994. Director of Purchaser since April 1986. Citizen of Germany.
Jean-Jacques Van de Berg               Director of Parent since 1982. Member of the Executive Committee of Parent from 1982 to June 1998. Director of Solvay America from
                                       June 1990 to June 1998.
Pierre Casimir-Lambert                 Director of Parent since 1971.
  101 Route de la Capite
  1223 Cologny (Geneva)
  Switzerland
Baron Hubert de Wangen                 Director of Parent since 1981. Owner and General Manager of Kowasa
  Kowales SL                           since 1986. Director of Jotace since 1983. Citizen of France.
  Av. Diagonal 439
  08036 Barcelona, Spain
Viscount Etienne Davignon              Director of Parent since 1985 and Chairman of the Board of
  Societe Generale De Belgique         Directors of Societe Generale de Belgique (Director since 1985).
  30 Rue Royale                        Director of Gilead Sciences, BASF, Sofina, Fortis and Suez
  1000 Brussels, Belgium               Lyonnais des Eaux since 1990, 1993, 1985, 1989 and 1989,
                                       respectively.
Hilmar Kopper                          Director of Parent since 1986. Chairman of the Supervisory Board
  Deutsche Bank AG                     of Deutsche Bank since 1997. Chairman of the Supervisory Board of
  Taunusanlage 12                      Daimler Chrysler Ag. Citizen of Germany.
  60325 Frankfurt

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
NAME AND BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND CITIZENSHIP
-------------------------              ------------------------------------------------------------------
Baron Jose del Marmol                  Director of Parent since 1990.
  36 rue des Fonds
  6280 Gougnies, Belgium
Jean-Marie Solvay                      Director of Parent since 1991. President of Winco Inc. since 1996
  Winco Inc.                           and Director of Winco since 1992.
  32299 S. Goodtime Road
  Molalla, Oregon 97038
Guy de Selliers de Moranville          Director of Parent since 1993. Chairman of the Investment Banking
  Robert Fleming & Co. Ltd.            Eastern Group of Robert Fleming & Co. Ltd. since April 1998. Prior
  25 Copthall Avenue,                  thereto, President and Chief Executive Officer of MC-BBL from
  London EC2R 7DR (GB)                 December 1997 to March 1998. Prior thereto, Deputy Vice President of European Bank for Reconstruction and Development from July 1990 to December 1997.
Edouard de Royere                      Director of Parent since 1996. Director of Air Liquide, Danone,
  4 Rue de Chanaleilles                L'Oreal and Sodexho since 1971, 1988, 1995 and 1996, respectively.
  Paris 7507 France                    Citizen of France.
Kenneth J. Minton                      Director of Parent since 1996. Chairman of the Board of Directors
  7 Midway                             of Arjo Wiggins Appleton plc since 1997. Chairman of the Board of
  St. Albans                           Directors of SGB Group plc since 1997. Prior thereto, Chairman of
  Hertfordshire AL3 4BD                the Board of Directors of John Mowlen & Company PLC from 1995 to
  United Kingdom                       1998, director of Caradon plc. from 1991 to May 1999, director of
                                       Jeyes Group plc. from 1989 to 1998 and Managing Director and Chief
                                       Executive Officer of Laporte plc. from 1979 to 1995. Citizen of
                                       Britain.
Denis Solvay                           Director of Parent since 1997. Chief Executive Officer of Abelag
  Abelag Aviation                      Aviation since 1995. Prior thereto, Deputy Business Manager,
  Rue De Livourne, 66                  Automotive of Parent from 1992 to 1995.
  B 1000 Brussels, Belgium
Nicolas Boel                           Director of Parent since 1998. Marketing Manager of Hoogovens
  Hoogovens Aluminum                   Aluminum Corporation USA since 1998.
  Corporation USA
  101 Venture Way
  Secaucus, New Jersey 07096
Jean Christiaens                       General Manager of the Chemicals Sector of Parent since 1989 and
                                       Member of the Executive Committee since 1995.
Henri Lefebvre                         Member of the Executive Committee and General Manager of the
                                       Plastics Sector of Parent since 1996. Chief Executive Officer of
                                       Solvay Deutschland from 1991 to 1995.
Jacques Levy Morelle                   Corporate Secretary of Parent since 1989. Director of Solvay
                                       America since May 1989.
Bernard de Laguiche                    Director of Corporate Planning of Parent since 1995. Member of
                                       Executive Committee of Parent since 1998. Citizen of France.
Christian Jourquin                     Member of the Executive Committee of Parent since 1996. General
                                       Manager of the Processing Sector of Parent since 1997. Prior thereto, General Manager, Peroxygens Sector of Parent from 1996 to
                                       1997 and General Manager, Spain and Portugal Regions of Parent
                                       from 1990 to 1995.
Luigi Belli                            Member of the Executive Committee of Parent since 1998 and General
                                       Manager of Technology and Research of Parent since 1990. Citizen of Italy.

                                 SOLVAY AMERICA

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
NAME AND BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND CITIZENSHIP
-------------------------              ------------------------------------------------------------------
Baron Daniel Janssen                   Chairman of Parent's Board of Directors since June 1998. Prior thereto, Chairman of the Executive Committee of Parent from 1986 to 1998. Prior thereto, Member of the Executive Committee of
                                       Parent from 1984 to 1986. Director of Solvay America since June
                                       1986. Since 1984, Vice Chairman of Board of Directors and Vice
                                       Chairman of the Executive Committee of UCB 5A since 1973, Director of Schroeder's Bank, London. Since 1998 Director of Fortis.
Alois Michielsen                       Director of Parent since 1990. Chairman of the Executive Committee of Parent since 1998. Prior thereto, Vice-Chairman of the
                                       Executive Committee of Parent from 1994 to 1998. Director of
                                       Solvay America since October 1995. Director of Purchaser since
                                       April 1990 and current Chairman of the Board of Directors of
                                       Purchaser. Director of Miko Group since 1998.
Rene H. Degreve                        Director of Parent since 1998. Member of the Executive Committee of Parent since 1994 and General Manager, Finance and Corporate
                                       Planning of Parent since 1993. Director of Solvay America since
                                       June 1998.
Jacques Levy Morelle                   Corporate Secretary of Parent since 1989. Director of Solvay
                                       America since May 1989.
M. Whitson Sadler                      Director, President and Chief Executive Officer of Solvay America
  3333 Richmond Avenue                 since November 1984. Director of Purchaser since April 1986.
  Houston, Texas 77098                 Director of Southdown, Inc. since May 1996. Citizen of the United
                                       States.
Philip M. Uhrhan                       Vice President, Finance of Solvay America since June 1996.
  3333 Richmond Avenue                 Director of Purchaser since July 1996. Prior thereto, Audit
  Houston, Texas 77098                 Partner of Ernst & Young LLP from October 1983 to May 1996.
                                       Citizen of the United States.
E.J. Buckingham, III                   Vice President, General Counsel and Secretary of Solvay America
  3333 Richmond Avenue                 since November 1984 . Director of Purchaser since March 1994.
  Houston, Texas 77098                 Citizen of the United States.
Edgar H. Case                          Treasurer of Solvay America since October 1993. Citizen of the
  3333 Richmond Avenue                 United States.
  Houston, Texas 77098
Carolyn S. Egbert                      Vice President, Human Resources of Solvay America since January
  3333 Richmond Avenue                 1994. Citizen of the United States.
  Houston, Texas 77098
C.E. Jewett                            Vice President, Operational Services of Solvay America since
  3333 Richmond Avenue                 October 1986. Citizen of the United States.
  Houston, Texas 77098

                                   PURCHASER

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
NAME AND BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND CITIZENSHIP
-------------------------              ------------------------------------------------------------------
Alois Michielsen                       Director of Parent since 1990. Chairman of the Executive Committee of Parent since 1998. Prior thereto, Vice-Chairman of the
                                       Executive Committee of Parent from 1994 to 1998. Director of
                                       Solvay America since October 1995. Director of Purchaser since
                                       April 1990 and current Chairman of the Board of Directors of
                                       Purchaser. Director of Miko Group since 1998.
Jurgen Ernst                           Director of Parent since 1998. Member of the Executive Committee of Parent since 1995. General Manager of Pharmaceutical Sector of
                                       Parent since 1994. Director of Purchaser since April 1986. Citizen of Germany.
David A. Dodd                          Director, President and Chief Executive Officer of Purchaser since
  901 Sawyer Road                      August 1995. Prior thereto, Senior Vice President, Pharmaceuticals
  Marietta, Georgia 30062              of Wyeth-Ayerst Laboratories from February 1991 to August 1995.
                                       Citizen of the United States.
M. Whitson Sadler                      Director, President and Chief Executive Officer of Solvay America
  3333 Richmond Avenue                 since November 1984. Director of Purchaser since April 1986.
  Houston, Texas 77098                 Director of Southdown, Inc. since May 1996. Citizen of the United
                                       States.
E.J. Buckingham, III                   Vice President, General Counsel and Secretary of Solvay America
  3333 Richmond Avenue                 since November 1984 . Director of Purchaser since March 1994.
  Houston, Texas 77098                 Citizen of the United States.
Philip M. Uhrhan                       Vice President, Finance of Solvay America since June 1996.
  3333 Richmond Avenue                 Director of Purchaser since July 1996. Prior thereto, Audit
  Houston, Texas 77098                 Partner of Ernst & Young LLP from October 1983 to May 1996.
                                       Citizen of the United States.
Harold H. Shlevin                      Senior Vice President, Business Development & Scientific Affairs
  901 Sawyer Road                      of Purchaser since April 1998. Director of CareLine Corporation
  Marietta, Georgia 30062              and of Scientific and Member of Scientific and Corporate Advisory
                                       Board of H.G. Pars, Inc. since April 1998. Chairman of the Board of Directors and President of Merger Sub since June 11, 1999.
                                       Prior thereto, Vice President, Research & Development and
                                       Corporate Officer of Bausch & Lomb Pharmaceuticals from November
                                       1996 to April 1998. Prior thereto, Vice President, Scientific and
                                       Technical Affairs of Ciba Vision Ophthalmics from 1991 to 1996.
                                       Citizen of the United States.
Jeffrey D. Linton                      Vice President, Law, Government and Public Affairs of Purchaser
  901 Sawyer Road                      since March 1999. Director and Vice President, Secretary and
  Marietta, Georgia 30062              Assistant Treasurer of Merger Sub since June 11, 1999. Prior thereto, Vice President, Human Resources of Solvay Automotive,
                                       Inc. from November 1996 to March 1999. Prior thereto, attorney for
                                       Solvay America, Inc. from June 1993 to October 1996. Citizen of the United States.
Robert A. Solheim                      Vice President, Finance and Administration of Purchaser. Director
  901 Sawyer Road                      and Vice President, Treasurer and Assistant Secretary of Merger
  Marietta, Georgia 30062              Sub since June 11, 1999. Citizen of the United States.
Michael I. Levitt                      Vice President, Manufacturing Operations of Purchaser since May
  901 Sawyer Road                      1999. Prior thereto, Vice President, Operations of VIVUS, Inc.
  Marietta, Georgia 30062              from December 1997 to May 1999. Prior thereto, Vice President,
                                       Operations of Collagen Corporation from August 1994 to November
                                       1997. Citizen of the United States.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
NAME AND BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND CITIZENSHIP
-------------------------              ------------------------------------------------------------------
Gail N. Auerbach                       Vice President, Human Resources of Purchaser since April 1996.
  901 Sawyer Road                      Prior thereto, Vice President, Human Resources of Oral Care
  Marietta, Georgia 30062              Division of Bausch & Lomb from 1992 to 1996. Citizen of the United
                                       States.
Christopher D. Offen                   Senior Vice President, Commercial Operations of Purchaser since
  901 Sawyer Road                      1998. Prior thereto, Vice President, New Business Development of
  Marietta, Georgia 30062              Purchaser from 1994 to 1998. Citizen of the United States.
J. Gregory Perkins                     Senior Vice President, Regulatory and Quality Systems of Purchaser
  901 Sawyer Road                      since December 1996. Prior thereto, Vice President, Regulatory
  Marietta, Georgia 30062              Affairs from July 1994 to December 1996. Citizen of the United
                                       States.

                                   MERGER SUB

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
NAME AND BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND CITIZENSHIP
-------------------------              ------------------------------------------------------------------
Harold H. Shlevin                      Senior Vice President, Business Development & Scientific Affairs
  901 Sawyer Road                      of Purchaser since April 1998. Director of CareLinc Corporation
  Marietta, Georgia 30062              and Member of Scientific and Corporate Advisory Board of H.G.
                                       Pars, Inc. since April 1998. Chairman of the Board of Directors and President of Merger Sub since June 11, 1999. Prior thereto,
                                       Vice President, Research & Development and Corporate Officer of
                                       Bausch & Lomb Pharmaceuticals from November 1996 to April 1998.
                                       Prior thereto, Vice President, Scientific and Technical Affairs of
                                       Ciba Vision Ophthalmics from 1991 to 1996. Citizen of the United
                                       States.
Jeffrey D. Linton                      Vice President, Law, Government and Public Affairs of Purchaser
  901 Sawyer Road                      since March 1999. Director and Vice President, Secretary and
  Marietta, Georgia 30062              Assistant Treasurer of Merger Sub since June 11, 1999. Prior thereto, Vice President, Human Resources of Solvay Automotive,
                                       Inc. from November 1996 to March 1999. Prior thereto, attorney for
                                       Solvay America, Inc. from June 1993 to October 1996. Citizen of the United States.
Robert A. Solheim                      Vice President, Finance and Administration of Purchaser. Director
  901 Sawyer Road                      and Vice President, Treasurer and Assistant Secretary of Merger
  Marietta, Georgia 30062              Sub since June 11, 1999. Citizen of the United States.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                               The Depositary is:

                        HARRIS TRUST COMPANY OF NEW YORK

        By Mail:            By Hand/Overnight Delivery:
   Wall Street Station            Receive Window
      P.O. Box 1023              Wall Street Plaza
 New York, NY 10268-1023    88 Pine Street, 19th Floor
                                New York, NY 10005

                          By Facsimile Transmissions:
                        (for Eligible Institutions only)

                                 (212) 701-7636

                        For Information (call collect):

                                 (212) 701-7624

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                        (800) 322-2885 (call toll-free)